CREDIT FACILITY AGREEMENT



                                 BY AND BETWEEN



                              S T A R T E C, I N C.


                                       AND


                                   SIGNET BANK







                           Executed as of July 1, 1997





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                        TABLE OF CONTENTS


ARTICLE 1: THE CREDIT FACILITIES   . . . . . . . . . . . . . . .

1.1.      Line of Credit Facility  . . . . . . . . . . . . . . .
1.1.1.    Establishment of Credit Facility   . . . . . . . . . .
1.1.2.    Facility Maturity  . . . . . . . . . . . . . . . . . .
1.1.3.    Use of Proceeds  . . . . . . . . . . . . . . . . . . .
1.1.4.    Line of Credit Note  . . . . . . . . . . . . . . . . .
1.1.5.    Interest   . . . . . . . . . . . . . . . . . . . . . .
          1.1.5.1. Establishment of Portions   . . . . . . . . .
          1.1.5.2. Interest Rate Determination   . . . . . . . .
          1.1.5.3. Selection of Rate Index   . . . . . . . . . .
          1.1.5.4. Applicable Rate Margins   . . . . . . . . . .
          1.1.5.5. Calculation of Interest   . . . . . . . . . .
          1.1.5.6. Special LIBO Rate Provisions  . . . . . . . .

1.1.6.    Repayment and Prepayment   . . . . . . . . . . . . . .

          1.1.6.1. Periodic Interest Payments  . . . . . . . . .
          1.1.6.2. Principal Payments -- Commitment
                   Reduction . . . . . . . . . . . . . . . . . .
          1.1.6.3. Principal Payments -- Periodic Sweep of Excess
                   Cash Flow
          1.1.6.4. At Maturity or Termination  . . . . . . . . .
          1.1.6.5. Prepayments   . . . . . . . . . . . . . . . .
          1.1.6.6. Principal Repayment -- Automatic  . . . . . .
          1.1.6.7. Default Interest Payment  . . . . . . . . . .
          1.1.6.8. Application of Payments   . . . . . . . . . .
          1.1.6.9. Availability For Reborrowing  . . . . . . . .

1.2.      Term Loan Facility . . . . . . . . . . . . . . . . . .
1.3.      Determination of Commitment Amounts  . . . . . . . . .

          1.3.1. Initial Commitment  . . . . . . . . . . . . . .
          1.3.2. Determination of Borrowing Base   . . . . . . .
          1.3.3. Voluntary Reduction of Commitment . . . . . . .

1.4.      Advances   . . . . . . . . . . . . . . . . . . . . . .

          1.4.1. Requesting Advances   . . . . . . . . . . . . .
          1.4.2. Funding Advances  . . . . . . . . . . . . . . .
          1.4.3. Automatic Line of Credit Advances   . . . . . .
          1.4.4. Obligation to Advance . . . . . . . . . . . . .
          1.4.5. Indemnification for Revocation or Failure
                 to Satisfy Conditions . . . . . . . . . . . . .

1.5.      Payments in General  . . . . . . . . . . . . . . . . .

          1.5.1. Manner and Place  . . . . . . . . . . . . . . .
          1.5.2. Special Payment Timing Issues . . . . . . . . .
          1.5.3. Application of Payments   . . . . . . . . . . .
          1.5.4. Debiting Accounts   . . . . . . . . . . . . . .
          1.5.5. Default Interest  . . . . . . . . . . . . . . .
          1.5.6. Usury Savings Provision   . . . . . . . . . . .

1.6.      Release of Security  . . . . . . . . . . . . . . . . .
1.7.      Fees and Other Compensation  . . . . . . . . . . . . .

          1.7.1. Commitment Fee  . . . . . . . . . . . . . . . .
          1.7.2. Periodic Facility Fee   . . . . . . . . . . . .
          1.7.3. Issuance of Warrants  . . . . . . . . . . . . .
          1.7.4. Other Fees  . . . . . . . . . . . . . . . . . .

1.8.      Issuance of Letters of Credit.   . . . . . . . . . . .


ARTICLE 2: CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . .

2.1.      Closing Conditions   . . . . . . . . . . . . . . . . .

          2.1.1.    Compliance   . . . . . . . . . . . . . . . .

                    2.1.1.1.    Fees and Expenses  . . . . . . .
                    2.1.1.2.    Representations  . . . . . . . .
                    2.1.1.3.    No Default   . . . . . . . . . .

          2.1.2.    Documents  . . . . . . . . . . . . . . . . .

                    2.1.2.1     Credit Agreement   . . . . . . .
                    2.1.2.2     Promissory Note  . . . . . . . .
                    2.1.2.3.    Scurity Agreement and Related
                                Documents  . . . . . . . . . . .
                    2.1.2.4.    Intellectual Property Security
                                Agreements . . . . . . . . . . .
                    2.1.2.5.    Estoppels and Consent Agreements
                    2.1.2.6.    Owners' Pledge and Security
                                Agreement  . . . . . . . . . . .
                    2.1.2 7.    Warrants   . . . . . . . . . . .
                    2.1.2.8.    Insurance  . . . . . . . . . . .
                    2.1.2.9.    Solvency Certificates  . . . . .
                    2.1.2.10.   Compliance Certificates  . . . .
                    2.1.2.11.   Opinions of Counsel  . . . . . .
                    2.1.2.12    Payoff Instructions for Prior
                                Indebtedness . . . . . . . . . .
                    2.1.2.13.   Authorization Documents --
                                Borrower   . . . . . . . . . . .
                    2.1.2.14.   Authorization Documents -- Other
                                Than Borrower  . . . . . . . . .
                    2.1.2.15.   Officer's Certificates   . . . .
                    2.1.2.16.   Other Documents  . . . . . . . .

 2.2.     Line of Credit Advances  . . . . . . . . . . . . . . .

           2.2.1.   Advance Request  . . . . . . . . . . . . . .
           2.2.2.   Cash Flow Leverage   . . . . . . . . . . . .
           2.2.3.   Other Documents  . . . . . . . . . . . . . .
           2.2.4.   Compliance   . . . . . . . . . . . . . . . .

                    2.2.4.1.    Fees and Expenses  . . . . . . .
                    2.2.4.2.    Representations  . . . . . . . .
                    2.2.4.3.    No Default   . . . . . . . . . .

ARTICLE 3: REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . .

3.1.      Organization and Good Standing   . . . . . . . . . . .
3.2.      Power and Authority  . . . . . . . . . . . . . . . . .
3.3.      Validity and Legal Effect  . . . . . . . . . . . . . .
3.4.      No Violation of Laws or Agreements   . . . . . . . . .
3.5.      Title to Assets; Existing Encumbrances;
          Intellectual and Real Property   . . . . . . . . . . .
3.6.      Capital Structure and Equity Ownership   . . . . . . .
3.7.      Subsidiaries, Affiliates and Investments . . . . . . .
3.8.      Material Contracts   . . . . . . . . . . . . . . . . .
3.9.      Licenses and Authorizations  . . . . . . . . . . . . .
3.10.     Taxes and Assessments  . . . . . . . . . . . . . . . .
3.11.     Litigation and Legal Proceedings . . . . . . . . . . .
3.12.     Accuracy of Financial Information  . . . . . . . . . .
3.13.     Accuracy of Other Information  . . . . . . . . . . . .
3.14.     Compliance with Laws Generally   . . . . . . . . . . .
3.15.     ERISA Compliance   . . . . . . . . . . . . . . . . . .
3.16.     Environmental Compliance   . . . . . . . . . . . . . .
3.17.     Margin Rule Compliance   . . . . . . . . . . . . . . .
3.18.     Fees and Commissions   . . . . . . . . . . . . . . . .
3.19.     Solvency   . . . . . . . . . . . . . . . . . . . . . .
3.20.     FCC and State PUC-Related Representations  . . . . . .

          3.20.1.   No Unresolved Application, Complaint
                    or Proceeding  . . . . . . . . . . . . . . .
          3.20.2.   Status and Renewal of Licenses   . . . . . .


ARTICLE 4: AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . .

4.1.      Financial Covenants and Ratios   . . . . . . . . . . .

          4.1.1.    Monthly Net Revenue to Senior Funded Debt  .
          4.1.2.    Minimum Subscribers.   . . . . . . . . . . .
          4.1.3.    Interest Coverage Ratio  . . . . . . . . . .
          4.1.4.    Cash Flow Leverage Ratio . . . . . . . . . .

4.2.      Periodic Financial Statements  . . . . . . . . . . . .

          4.2.1.    Monthly Reporting  . . . . . . . . . . . . .
          4.2.2.    Quarterly Financial Statements . . . . . . .
          4.2.3.    Annual Financial Statements  . . . . . . . .

4.3.      Other Financial and Specialized Reports  . . . . . . .
4.4       Fiscal Year  . . . . . . . . . . . . . . . . . . . . .
4.5.      Books and Records; Maintenance of Properties   . . . .
4.6.      Existence and Good Standing  . . . . . . . . . . . . .
4.7.      Deposit Accounts   . . . . . . . . . . . . . . . . . .
4.8.      Insurance; Disaster Contingency  . . . . . . . . . . .

          4.8.1.    General Insurance Provisions   . . . . . . .
          4.8.2.    Disaster Recovery and Contingency Program  .

4.9.      Loan Purpose   . . . . . . . . . . . . . . . . . . . .
4.10.     Taxes  . . . . . . . . . . . . . . . . . . . . . . . .
4.11.     Management Changes   . . . . . . . . . . . . . . . . .
4.12.     Litigation and Administrative Proceedings  . . . . . .
4.13.     Monitoring Compliance with Loan Documents; Occurrence
          of Defaults and Material Adverse Effects   . . . . . .
4.14.     Compliance with Laws   . . . . . . . . . . . . . . . .

          4.14.1.   General  . . . . . . . . . . . . . . . . . .
          4.14.2.   ERISA  . . . . . . . . . . . . . . . . . . .
          4.14.3.   Environmental  . . . . . . . . . . . . . . .
          4.14.4.   Communications   . . . . . . . . . . . . . .
4.15.     Further Actions  . . . . . . . . . . . . . . . . . . .

          4.15.1.   Additional Collateral  . . . . . . . . . . .
          4.15.2.   Further Assurances   . . . . . . . . . . . .
          4.15.3.   Estoppel Certificate   . . . . . . . . . . .
          4.15.4.   Waivers and Consents   . . . . . . . . . . .
          4.15.5.   Additional Material Contracts, Licenses
                    Land Authorizations  . . . . . . . . . . . .
          4.15.6.   Access and Audits  . . . . . . . . . . . . .

4.16.     Costs and Expenses   . . . . . . . . . . . . . . . . .
4.17.     Other Information  . . . . . . . . . . . . . . . . . .
4.18.     Payment by Account Debtors . . . . . . . . . . . . . .
4.19.     FCC and State PUC-Related Affirmative Covenants  . . .

          4.19.1.   Service Interruption  30
          4.19.2.   FCC and State PUC Correspondence, Orders and
                    Filings . . . . . . . . . . . . . . . . . . .

4.20.     Post-Closing Items   . . . . . . . . . . . . . . . . .

          4.20.1.   Restructuring of Borrower and Release of
                    Equity Pledge  . . . . . . . . . . . . . . .
          4.20.2.   Foreign Qualifications   . . . . . . . . . .
          4.20.3.   State PUC Authorizations and Approvals   . .
          4.20.4.   Primary Estoppels and Consents   . . . . . .
          4.20.5.   Secondary Estoppels and Consents   . . . . .
          4.20.6.   Payoff Letters and Termination Statements. .


ARTICLE 5: NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . .

5.1.      Capital Expenditures   . . . . . . . . . . . . . . . .
5.2.      Additional Indebtedness  . . . . . . . . . . . . . . .
5.3.      Guaranties . . . . . . . . . . . . . . . . . . . . . .
5.4.      Loans  . . . . . . . . . . . . . . . . . . . . . . . .
5.5.      Liens and Encumbrances; Negative Pledge  . . . . . . .
5.6.      Transfer of Assets   . . . . . . . . . . . . . . . . .
5.7.      Acquisitions and Investments   . . . . . . . . . . . .
5.8.      New Ventures; Mergers  . . . . . . . . . . . . . . . .
5.9.      Transactions with Affiliates   . . . . . . . . . . . .
5.10.     Distributions or Dividends   . . . . . . . . . . . . .
5.11.     Payment of Subordinated Indebtedness   . . . . . . . .
5.12.     Payment of Management Fees   . . . . . . . . . . . . .
5.13.     Issuance of Additional Equity  . . . . . . . . . . . .
5.14.     Removal of Assets  . . . . . . . . . . . . . . . . . .
5.15.     Modifications to Organic Documents   . . . . . . . . .
5.16.     Modifications to Material Relationships  . . . . . . .
5.17.     Margin Stock Restrictions; Other Federal Statutes  . .


ARTICLE 6: ADDITIONAL COLLATERAL AND RIGHT OF SET OFF  . . . . .

6.1.      Additional Collateral  . . . . . . . . . . . . . . . .
6.2.      Right of Set-Off   . . . . . . . . . . . . . . . . . .
6.3.      Additional Rights  . . . . . . . . . . . . . . . . . .

ARTICLE 7: DEFAULT AND REMEDIES  . . . . . . . . . . . . . . . .

7.1.      Events of Default  . . . . . . . . . . . . . . . . . .
          7.1.1.    Payment Obligations  . . . . . . . . . . . .
          7.1.2.    Representations and Warranties   . . . . . .
          7.1.3.    Financial Covenants  . . . . . . . . . . . .
          7.1.4.    Other Covenants in Loan Documents  . . . . .
          7.1.5.    Default Under Other Agreements with Lender .
          7.1.6.    Default Under Material Agreements with Other
                    Parties. . . . . . . . . . . . . . . . . . .
          7.1.7.    Security Interest  . . . . . . . . . . . . .
          7.1.8.    Change of Control  . . . . . . . . . . . . .
          7.1.9.    Government Action  . . . . . . . . . . . . .
          7.1.10.   Insolvency   . . . . . . . . . . . . . . . .
          7.1.11.   Additional Liabilities   . . . . . . . . . .
          7.1.12.   Business Interruption  . . . . . . . . . . .
          7.1.13.   FCC and Other Regulatory-Action Defaults   .
          7.1.14.   Material Adverse Change  . . . . . . . . . .

 7.2.     Remedies   . . . . . . . . . . . . . . . . . . . . . .

          7.2.1.    General; Acceleration  . . . . . . . . . . .
          7.2.2.    Other  . . . . . . . . . . . . . . . . . . .
          7.2.3.    Special FCC and State PUC-Related Remedies


ARTICLE 8: DEFINITIONS   . . . . . . . . . . . . . . . . . . . .

8.1.      Definitions  . . . . . . . . . . . . . . . . . . . . .
8.2.      Rules of Interpretation and Construction   . . . . . .

          8.2.1.    Plural; Gender   . . . . . . . . . . . . . .
          8.2.2.    Financial and Accounting Terms   . . . . . .
          8.2.3.    Independence of Covenants and Defaults   . .


ARTICLE 9: Miscellaneous   . . . . . . . . . . . . . . . . . . .

9.1.      Indemnification, Reliance and Assumption of Risk
          Provisions   . . . . . . . . . . . . . . . . . . . . .
9.2.      Assignments and Participations   . . . . . . . . . . .
9.3.      No Waiver; Delay   . . . . . . . . . . . . . . . . . .
9.4.      Modification and Amendment   . . . . . . . . . . . . .
9.5.      Disclosure of Information to Third Parties   . . . . .
9.6.      Binding Effect and Governing Law   . . . . . . . . . .
9.7.      Notices  . . . . . . . . . . . . . . . . . . . . . . .
9.8.      Headings . . . . . . . . . . . . . . . . . . . . . . .
9.9.      Time of Day  . . . . . . . . . . . . . . . . . . . . .
9.10.     Relationship with Prior Agreements   . . . . . . . . .
9.11.     Severability   . . . . . . . . . . . . . . . . . . . .
9.12.     Termination and Survival   . . . . . . . . . . . . . .
9.13.     Reinstatement  . . . . . . . . . . . . . . . . . . . .
9.14.     Counterparts   . . . . . . . . . . . . . . . . . . . .
9.15.     Conflict Provision   . . . . . . . . . . . . . . . . .
9.16      Waiver of Suretyship Defenses  . . . . . . . . . . . .
9.17.     Waiver of Liability  . . . . . . . . . . . . . . . . .
9.18.     Forum Selection; Consent to Jurisdiction   . . . . . .
9.19.     Waiver of Jury Trial   . . . . . . . . . . . . . . . .






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SCHEDULES AND EXHIBITS:

Schedules:

 Schedule 1.1.3   Indebtedness Satisfied with Proceeds
 Schedule 1.4.2   Funding Instructions
 Schedule 3.1     Good Standing / Foreign Qualification
                  Jurisdictions
 Schedule 3.2     Missing Consents
 Schedule 3.4     Existing Violations
 Schedule 3.5     Existing Encumbrances
 Schedule 3.5A    Intellectual Property
 Schedule 3.5B    Real Property Interests
 Schedule 3.5C    Operating Names / Trade Names
 Schedule 3.6     Capital Structure / Equity Ownership
 Schedule 3.7     Subsidiaries, Affiliates & Investments
 Schedule 3.8     Material Contracts
 Schedule 3.9     Licenses and Authorizations
 Schedule 3.10    Taxes and Assessments
 Schedule 3.11    Material Litigation
 Schedule 3.18    Fees and Commissions
 Schedule 3.20    Pending FCC Matters
 Schedule 4.7     Existing Deposit Accounts
 Schedule 5.2     Permitted Additional Indebtedness
 Schedule 5.5     Permitted Additional Liens


Exhibits:

 Exhibit 1.4.1    Form of Advance Request
 Exhibit 4.2      Form of Periodic Compliance Certificate
 Exhibit 4.2.1(a) Form of Monthly Financial Statements
 Exhibit 4.2.1(b) Form of Monthly Borrowing Base Certificate
 Exhibit 4.2.3    Form of Debt Compliance Letter






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                            CREDIT FACILITY AGREEMENT

          THE CREDIT FACILITY AGREEMENT (as defined in Article 8 hereof, along with all other defined terms, this "Agreement") is made and effective as of July 1, 1997, by and between STARTEC, INC. (as more fully defined in Article 8 hereof, "Borrower") and SIGNET BANK (as more fully defined in Article 8 hereof, "Lender").

                                 R E C I T A L S

          WHEREAS, Borrower desires and has applied to Lender for a credit facility consisting of a line of credit arrangement pursuant to which up to $15 million (subject to adjustment pursuant to Section 1.3 hereof) can be borrowed from time to time on a senior secured basis; and

          WHEREAS, Lender is willing to accommodate the request for credit upon and subject to the terms, conditions and provisions of the Loan Documents;

          NOW, THEREFORE, in consideration of the covenants and agreements contained in the Loan Documents, and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Borrower and Lender hereby agree as follows:

                        ARTICLE 1: THE CREDIT FACILlTIES

     1.1.      Line of Credit Facility.

               1.1.1. Establishment of Credit Facility. Subject to the terms and conditions of and in reliance upon the representations and warranties contained in the Loan Documents, Lender will lend funds to Borrower on a senior secured basis from time to time prior to the Line of Credit Maturity Date (as determined in accordance with Section 1.1.2 hereof) in an aggregate amount at any time outstanding not to exceed the Available Credit Portion (as determined in accordance with Section 1.3 hereof).

               1.1.2. Facility Maturity. The Line of Credit Facility will mature on December 31, 1999 (as may be extended from time to time in Lender's sole and absolute discretion, "Line of Credit Maturity Date").

               1.1.3. Use of Proceeds. The funds advanced under this Line of Credit Facility may be used exclusively as follows:

               a. For general working capital and other allowable and legitimate corporate expenditures (including, without limitation, for costs associated with (i) marketing to and retaining of new customers, and (ii) the growth of accounts receivable, and (iii) the expansion of domestic switch capacity, overseas gateways, and fiber lines, and (iv) the support of monthly accounts payable for line charges); and

               b. To satisfy the subordinated indebtedness owed by Borrower to the various Persons listed on Schedule 1.1.3 hereto; and

               c. To renew, continue, restructure and refinance the $500,000 (plus accrued interest) of indebtedness owed by Borrower to Lender under the Business Loan Agreement dated as of June 11, 1997, and

               d.   The balance of the Available  Credit Portion (if any) to pay
                    (i) for closing costs and fees associated with consummating and documenting the transactions contemplated by this Agreement, and (ii) for such other purposes as specifically authorized hereunder or in writing by Lender (in its sole and


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




                    absolute discretion).

               1.1.4. Line of Credit Note. The indebtedness under the Line of Credit Facility and the corresponding obligation of Borrower to repay Lender with interest in accordance with the terms hereof will be evidenced by an Amended and Restated Line of Credit Note (as amended, restated, replaced, supplemented, extended or renewed hereafter, "Line of Credit Note") payable to the order of Lender. The Line of Credit Note will be due and payable in full on the Line of Credit Maturity Date. The stated principal amount of the Line of Credit Note will be the Line of Credit Commitment established as of the Closing Date pursuant to Section 1.3 hereof; provided, however, that the maximum liability under such Line of Credit Note will be limited at all times to the actual amount of indebtedness (including principal, interest, fees and expenses) then outstanding under the Line of Credit Facility. Lender is authorized to note or endorse the date and amount of each Advance and payment under the Line of Credit Facility on a schedule annexed to and constituting a part of the Line of Credit Note. Such notations or endorsements, if made, will constitute prima facie evidence of the information noted or endorsed on such schedule, but the absence of any such notation or endorsement will not limit or otherwise affect the obligations and liabilities of Borrower thereunder or hereunder.

               1.1.5. Interest. Interest under the Line of Credit Facility (and with respect to any other amounts advanced to or on behalf of Borrower under the Loan Documents) will be determined and imposed in accordance with the following provisions (and, as applicable, Section 1.5.5 hereof and Section 1.5.6 hereof):

                      1.1.5.1.     Establishment of Portions. For
purposes of determining interest, Borrower may designate and subdivide the aggregate outstanding balance under the Line of Credit Facility (including any other amounts advanced to or on behalf of Borrower under the Loan Documents)
into a maximum of three (3) Portions. No Portion may be less than $100,000 (unless it is designated as $0.00 or the aggregate outstanding balance under the Line of Credit Facility is less than $100,000 or such Portion is accruing interest based upon the Prime Rate), and all Portions collectively must total the aggregate outstanding balance under the Line of Credit Facility. If there is less than $200,000 outstanding under the Line of Credit Facility, then only one Portion will be permitted.

                      1.1.5.2.   Interest  Rate  Determination.   The  aggregate
outstanding principal balance under each Portion will bear interest (computed daily until paid, whether prior to



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



or after the Line of Credit Maturity Date) at the applicable Rate Index (as determined in accordance with Section 1.1.5.3 hereof) plus the applicable Rate Margin (as determined in accordance with Section 1.1.5.4 hereof). If the Prime Rate is the applicable Rate Index for a Portion, then the interest rate on such Portion will change when and as the Prime Rate or Rate Margin changes; and if an Adjusted LIBO Rate is the applicable Rate Index for a Portion, then the interest rate on such Portion will be established on the first day of each Interest Period for such Portion and will not change during such Interest Period, except as otherwise permitted under Section 1.1.5.6 hereof. Notwithstanding the foregoing, the applicable interest rate for the entire outstanding balance under the Line of Credit Facility from the Closing Date until the first date on which the Rate Index may be changed under Section 1.1.5.3 hereof will be 9.8086% (i.e., the Adjusted LIBO Rate applicable for a 3-month period as of the Closing Date plus Rate Margin of 4% per annum).

                      1.1.5.3. Selection of Rate Index. The applicable Rate Index for each Portion will be either the Prime Rate or an Adjusted LIBO Rate. The applicable Rate Index for each Portion may be changed (at the election of Borrower) as of the first calendar day after the end of the applicable Interest Period for such Portion. At least three (3) Business Days but not more than ten
(10) Business Days before any day on which the Rate Index may be changed, Borrower (through an Authorized Officer) must notify Lender in writing of (a) the dollar amount of each Portion (if more than one exists) and (b) the selected Rate Index for each Portion during the subsequent rate period (including, if applicable, the selected length of the Interest Period for balances accruing interest at the Adjusted LIBO Rate). If Lender does not timely receive such written notification as to any Portion, then the Prime Rate will be the applicable Rate Index for the entire outstanding balance of such unspecified Portion during the subsequent Interest Period. Notwithstanding the foregoing, with respect to the proceeds of each Advance under the Line of Credit Facility, unless Borrower otherwise requests the Adjusted LIBO Rate at the time of such Advance (and an otherwise unallocated Portion then exists), then the Prime Rate will be the applicable Rate Index from the corresponding Settlement Date for such Advance until the next date on which the Rate Index may be changed hereunder.

                      1.1.5.4. Applicable Rate Margins. The Rate Margin applicable to the Line of Credit Facility will be 4.0% for each Portion accruing interest at the Adjusted LIBO Rate and 2.0% for each Portion accruing interest at the Prime Rate.

                      1.1.5.5. Calculation of Interest. Interest under the Line of Credit Facility will be calculated, accrued, imposed and payable on the basis of a 360-day year for the actual number of days elapsed. Interest will begin to accrue on the outstanding principal amount of the Line of Credit Facility (and on any other amounts advanced to or on behalf of Borrower under the Loan Documents) on and as of the date such funds are advanced.

                      1.1.5.6. Special LIBO Rate Provisions. The following provisions will apply with respect to the Adjusted LIBO Rate, notwithstanding any other provision hereof:

                                   a. Change in Adjusted LIBO Rate. The Adjusted
LIBO Rate may be automatically adjusted by Lender from time to time on a prospective basis to account for any additional or increased cost of maintaining any necessary reserves for Eurodollar deposits (including, without limitation, any increase in the Reserve Percentage) or increased costs due to changes in the applicable law occurring subsequent to the commencement of the then-applicable Adjusted LIBO Rate Interest Period. Lender will give Borrower notice of any such determination and adjustment within a reasonable period of time thereafter, and (upon written request) Lender will furnish a statement setting forth the basis for adjusting such Adjusted LIBO Rate and the method for determining the amount of such adjustment. A determination by Lender hereunder will be conclusive absent manifest error. If Lender provides any such notice of adjustment under this Subsection, then Borrower may elect to change the then-applicable Rate Index (using the same Rate Margin category) to the Prime Rate for any Portion then subject to an Adjusted LIBO Rate. Such election to change the Rate Index may be made by providing Lender written notice thereof at any time within the first 10 Business Days after receipt of the notice of adjustment from Lender (notwithstanding the restriction hereunder limiting such Rate Index changes to certain dates, but subject to the requirement to pay actual costs incurred by Lender as described in Section 1.1.6.5.e hereof). Upon Lender's receipt of such a written election, the identified Portion will thereupon begin to accrue interest at the Prime Rate plus the Rate Margin (as applicable for the same Leverage Ratio level as was previously applicable for the Adjusted LIBO Rate) for the remainder of the then-current Interest Period for such Portion.

                                   b.  Unavailability  of Eurodollar  Funds.  An
Adjusted LIBO Rate will not be available for the Line of Credit Facility if Lender at any time determines or reasonably believes that (1) Eurodollar deposits equal to the amount of principal under the Line of Credit Facility for the applicable Interest Period are unavailable, or (2) an Adjusted LIBO Rate will not adequately and fairly reflect the cost of maintaining balances under the Line of Credit Facility, or (3) by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not then exist for ascertaining an Adjusted LIBO Rate. Lender will give Borrower notice of any such event within a reasonable time thereafter, and (upon written request) Lender will furnish a statement setting forth the basis for such determination or reasonable belief. A determination or belief by Lender hereunder will be conclusive absent manifest error.

                                   c.  Illegality.  An  Adjusted  LIBO Rate will
also not be available for the Line of Credit Facility if Lender at any time determines or reasonably believes that it is unlawful or impossible to fund or maintain sufficient Eurodollar liabilities for the Line of Credit Facility under an Adjusted LIBO Rate. Lender will give Borrower notice of any such event within a reasonable time thereafter, and (upon written request) Lender will furnish a statement setting forth the basis for such determination or reasonable belief. A determination or belief by Lender hereunder will be conclusive absent manifest error.

                                   d. Alternative Rate. During the occurrence of
an event contemplated by either Clause "b" of this Subsection or Clause "c" of this Subsection, Lender's obligation hereunder to fund or maintain balances under an Adjusted LIBO Rate will be suspended, and during such period, the outstanding balance under the Line of Credit Facility will bear interest at the Prime Rate plus the appropriate Rate Margin (determined in accordance with Section 1.1.5.4 hereof).

               1.1.6. Repayment and Prepayment. Borrower hereby promises to pay Lender the aggregate indebtedness under the Line of Credit Facility (and other Loan Documents) in accordance with the following provisions:

                      1.1.6.1. Periodic Interest Payments. Interest accrued under the Line of Credit Facility will be due and payable quarterly in arrears on the first calendar day following the end of each such quarter and also on the first calendar day following the end of each Interest Period for any Portion accruing interest at an Adjusted LIBO Rate, commencing on the first such date after the Closing Date.

                      1.1.6.2. Principal Payments -- Commitment Reduction. Intentionally Blank.

                      1.1.6.3. Principal Payments -- Periodic Sweep of Excess Cash Flow. Intentionally Blank

                      1.1.6.4. At Maturity or Termination. The entire aggregate outstanding indebtedness under the Line of Credit Facility (including principal, interest, fees and expenses) is due and payable in its entirety in immediately available funds on the Line of Credit Maturity Date. Notwithstanding the foregoing, the entire aggregate outstanding indebtedness under the Line of Credit Facility (including all principal, interest, fees and expenses) will be due and payable in its entirety in immediately available funds upon any earlier termination of either the Line of Credit Commitment, the Line of Credit Facility or this Agreement.

                      1.1.6.5. Prepayments.

                                    a. Voluntary  Prepayments.  The  outstanding
principal balance under the Line of Credit Facility may be prepaid in whole or in part at any time without premium or penalty, except as provided in Clause "e" of this Subsection.

                                    b.   Mandatory   Prepayments   --  Excessive
Balance. If the aggregate outstanding indebtedness under the Line of Credit Facility at any time exceeds the Available Credit Portion (as determined in accordance with Section 1.3 hereof), then such excess amount outstanding must be prepaid immediately (without necessity of notice or demand by Lender). If any funds are advanced or costs are incurred by Lender on behalf of Borrower (as protective advances or otherwise) pursuant to any Loan Documents, other than Advances pursuant to Section 1.4 hereof, then such advances or costs must also be repaid to Lender immediately (without necessity of notice or demand).

                                    c. Mandatory  Prepayments -- Asset Sales. If
Borrower sells, transfers or otherwise disposes of any assets (other than inventory or other assets sold in the ordinary course of business with the proceeds thereof promptly reinvested in similar assets at similar locations) exceeding an aggregate fair market value of $150,000 in any twelve (12) consecutive calendar months, then (unless Lender otherwise consents, which consent may not be unreasonably withheld while no Default is occurring) a prepayment must be immediately made on the outstanding indebtedness under the Line of Credit Facility. The amount of any such mandatory prepayment will be the higher of the cash proceeds or the cash equivalent of the fair market value of any such asset dispositions net of (1) reasonable commissions and expenses actually incurred to unrelated third parties in connection with such transactions and (2) taxes actually due as a direct result of such transactions (as such taxes are estimated and certified to Lender by an acceptable certified public accountant or the chief financial officer).

                                    d. In General. Any prepayment under the Line
of Credit Facility must include all accrued but unpaid interest under the Line of Credit Facility allocable to the amount prepaid through the date of such prepayment.

                                    e.  Adjusted  LIBO  Rate   Prepayments.   In
connection with any prepayment of all or any portion of the outstanding balance under the Line of Credit Facility upon which an Adjusted LIBO Rate is then applicable on any day other than the last day of an Interest Period -- whether such prepayment is voluntary, mandatory, by demand, acceleration or otherwise -- Borrower must pay Lender all costs, losses and expenses (including funding costs) that may arise or be incurred as a result of or in connection with such prepayment, as such costs, losses and expenses may be calculated by Lender. Upon written request, Lender will furnish a statement setting forth the basis for such calculation. A determination or calculation by Lender hereunder will be conclusive absent manifest error.

                      1.1.6.6. Principal Repayment -- Automatic. Notwithstanding the foregoing, if Cash Management Agreements have been executed and are at the time effective, then principal amounts outstanding from time to time under the Line of Credit Facility will also be repaid from time to time in accordance with such Cash Management Agreements.

                      1.1.6.7. Default Interest Payment. Any payment hereunder or under the Line of Credit Note during the existence of a Default or an Event of Default hereunder must include the payment of any default interest due pursuant to Section 1.5.5 hereof.

                      1.1.6.8. Application of Payments. Payments hereunder (including prepayments) will be applied in accordance with Section 1.5.3 hereof. Notwithstanding the foregoing, payments and prepayments allocable to principal under the Line of Credit Facility will be applied to repay Portions accruing interest at the Prime Rate first and then to repay Portions accruing interest at the Adjusted LIBO Rate (applying first to Portions having the Interest Period with the longest remaining time to maturity).

                      1.1.6.9. Availability For Reborrowing. Principal amounts repaid or prepaid under the Line of Credit Facility prior to the Line of Credit Maturity Date will be available for reborrowing pursuant to and in accordance with the terms hereof up to the Available Credit Portion.

     1.2.      Term Loan Facility.  Intentionally Blank.

     1.3.      Determination of Commitment Amounts.

               1.3.1. Initial Commitment. Upon the execution of this Agreement and satisfaction of the conditions precedent set forth in Section 2.1 hereof, the Line of Credit Commitment established hereunder will be $10.0 million ("Line of Credit Commitment").

               1.3.2. Determination of Borrowing Base. From the Closing Date through December 31, 1997, the Current Line of Credit Commitment will be $10 million. After December 31, 1997, the Current Line of Credit Commitment hereunder will be the lesser of (a) $15.0 million or (b) 85% of Eligible Accounts.

Notwithstanding the foregoing, the maximum amount of credit available at any time under the Line of Credit Facility may not exceed the amount resulting from the following formula:

               a.   The Current Line of Credit Commitment,

               b. Minus the then-aggregate amount of all prepayments relating to asset sales required to have been paid to Lender since the Closing Date under Section 1.1.6.5.c hereof, and

               c. Minus the aggregate amount of all voluntary commitment reductions requested under Section 1.3.3 hereof, and

               d. Minus the aggregate outstanding amount (at face value) of all letters of credit issued by Lender (or any Affiliate thereof) on behalf or for the account of Borrower under
                    Section 1.8 hereof or otherwise.

(Collectively, the amount resulting from the equation under categories "a" through "d" above is sometimes referred to herein as the "Available Credit Portion".) On the effective date of any such reduction in the amount of available credit, a prepayment must be made to the extent required under Section 1.1.6.5.b hereof.

               1.3.3. Voluntary Reduction of Commitment. Upon giving Lender prior written notice of at least ten (10) Business Days, Borrower at any time and from time to time may reduce the Current Line of Credit Commitment in multiples of $100,000. On the effective date of any such reduction, a prepayment must be made to the extent required under Section 1.1.6.5.b hereof. Any such reduction in the Line of Credit Commitment will be permanent, and such Commitment cannot thereafter be increased without the written consent of Lender.

     1.4.      Advances.

               1.4.1. Requesting Advances. To request an Advance (except with respect to the initial Advances on the Closing Date or as otherwise provided in
Section 1.4.3 hereof), Borrower (through an Authorized Officer) must give Lender written notice (or verbal notice by telephone with immediate written confirmation to follow) at least two (2) Business Days but not more than ten
(10) Business Days prior to the requested Settlement Date for such Advance (such notice, an "Advance Request"). Each Advance Request, together with certain certifications, must be substantially in the form of Exhibit 1.4.1 hereto or such other form as Lender from time to time may reasonably request. Each Advance under the Line of Credit Facility pursuant to an Advance Request must be in an amount of at least $10,000 or in a multiple of $10,000 in excess thereof and not greater than the un-borrowed balance of the Available Credit Portion (as determined under Section 1.3 hereof). Unless Lender otherwise consents, Borrower may only request up to ten (10) Advances per month.

               1.4.2. Funding Advances. Subject to the satisfaction of and compliance with the terms and conditions hereof (including, as applicable, the conditions precedent specified in Section 2.2 hereof), Lender will make each requested Advance available by crediting such amount to the Account with Lender (or by such other means as Lender may consider reasonable). At the written request and expense of Borrower, Lender will wire transfer all or any portion of an Advance in accordance with such written instructions therefor. By executing this Agreement, Borrower hereby requests Lender to make and fund the initial Advances in accordance with the funding instructions attached as Schedule 1.4.2 hereto.

               1.4.3. Automatic Line of Credit Advances. If Cash Management Agreements have been executed and are effective, then the request and disbursement of Advances under the Line of Credit Facility may also be processed automatically in accordance with such Cash Management Agreements.

               1.4.4. Obligation to Advance. Lender will not be obligated to make any Advance under the following circumstances (other than with respect to an Advance by Lender automatically occurring pursuant to Section 1 8 hereof upon a draw under a letter of credit): (a) if the principal amount of such Advance plus the aggregate amount outstanding under the Line of Credit

Facility would exceed the Available Credit Portion, or (b) during the existence of a Default or an Event of Default hereunder, or (c) if such Advance would cause a Default or Event of Default hereunder, or (d) after the Line of Credit Maturity Date.

               1.4.5. Indemnification for Revocation or Failure to Satisfy Conditions. Borrower will indemnify Lender against any loss, cost or expense incurred by Lender as a result of any revocation of any requested Advance or any failure to fulfill the applicable conditions precedent to such Advance on or before the requested Settlement Date specified in an Advance Request. Such indemnification will include, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of funds required by Lender to fund the Advance when such Advance, as a result of such failure, is not made on the requested Settlement Date. Lender's calculation of such losses, costs and expenses will be conclusive absent manifest error.

     1.5.      Payments in General.

               1.5.1. Manner and Place. All payments of principal, interest, fees and other amounts due under the Loan Documents must be received by Lender in immediately available funds in U.S. dollars (and without any deduction, offset, netting or counterclaim) on or before Twelve O'Clock (12:00) noon Eastern Time ("ET") on the due date therefor at the principal office of Lender set forth in Notice Section hereof or at such other place as Lender may designate from time to time.

               1.5.2. Special Payment Timing Issues. Whenever any payment to be made under any Loan Document is due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time will be included in the computation of interest under such Loan Document. Any funds received by Lender after 12:00 noon ET on any day will be deemed to be received on the next succeeding Business Day.

               1.5.3. Application of Payments. All payments and other funds received by Lender hereunder will be applied by Lender in the following order:
(a) first to the payment of any fees and charges due under the Loan Documents, and (b) then to any obligations for the payment of expenses due under the Loan Documents, and (c) then to the payment of interest due and owing hereunder, and
(d) then to the principal indebtedness due under the Line of Credit Facility, and (e) then to any other interest accrued hereunder, and (f) then to any other indebtedness of Borrower or other Obligor to Lender.

               1.5.4. Debiting Accounts. Borrower hereby authorizes Lender to charge any account of Borrower maintained at

Lender or at any Affiliate of Lender (including, without limitation, the Account) for all or any part of any payment of principal, interest, fees and/or expenses due under the Loan Documents or otherwise due to Lender (including, if applicable, as due under and in accordance with the Cash Management Agreements).

               1.5.5. Default Interest. During the existence of an Event of Default hereunder, Borrower hereby agrees (to the maximum extent not prohibited by applicable law) to pay to Lender (upon Lender's request) interest on any indebtedness outstanding hereunder at the rate of Three Percent (3%) per annum in excess of the rate then otherwise applicable to such indebtedness. Notwithstanding the foregoing, if the relevant Default is under Section 7.1.10 hereof, then such rate increase (to the maximum extent not prohibited by applicable law) will occur automatically without any request by Lender.

               1.5.6. Usury Savings Provision. Notwithstanding any provision of any Loan Document to the contrary, Borrower is not and will not be required to pay interest at a rate or any fee in an amount prohibited by applicable law. If interest or any fee payable to Lender on any date would be in a prohibited amount, then such interest or fee will be automatically reduced to the maximum amount that is not prohibited, and any interest or fee for subsequent periods (to the extent not prohibited) will be increased accordingly until Lender receives payment of the full amount of each such reduction. To the extent that any prohibited amount is actually received by Lender, then such amount will be automatically deemed to constitute a repayment of principal indebtedness hereunder.

     1.6. Release of Security. Upon (a) repayment to Lender in full (unconditionally and indefeasibly) of the entire indebtedness hereunder and of all other amounts then due or owing to Lender under the Loan Documents, and (b) the termination of the Loan Documents (and all Facilities thereunder), and (c) return and cancellation of any effective letters of credit issued by Lender (or any Affiliate thereof) for the account of Borrower, then Lender (at the written request and expense of Borrower) (i) will release the Obligors and the property serving as Collateral hereunder from all the Loan Documents, and (ii) will execute such UCC termination statements and mortgage and deed of trust releases and such other documentation (all in form and substance reasonably acceptable to Lender and without representation, warranty, recourse or indemnification of any kind) as may be reasonably requested and provided to Lender to effect such release and termination. Notwithstanding the foregoing, at Lender's sole and absolute option, such release may be reasonably delayed, qualified and conditioned, including, without limitation, until the expiration of any period during which a trustee, receiver or other party could avoid, set aside, rescind or seek repayment or return of any funds or property received by Lender from any ObLigor hereunder.

     1.7.      Fees and Other Compensation.

               1.7.1. Commitment Fee. On the Closing Date, Lender must receive in immediately available funds a Credit Commitment Fee in the amount of $150,000.

               1.7.2. Periodic Facility Fee. Borrower will also pay Lender in immediately available funds a Periodic Facility Fee at the rate of ONE QUARTER OF ONE PERCENT (0.25%) per annum on the average daily unborrowed portion of the Current Line of Credit Commitment. Such fee will be calculated by Lender and will be due and payable in immediately available funds quarterly in arrears on the first calendar day of each fiscal quarter. To the extent any such calculations of the unborrowed portion includes the face amount of one or more letters of credit issued by Lender for the account of Borrower, then the amount of any issuance fee actually imposed and collected by Lender in connection with any such letter of credit will be deducted by Lender in calculating subsequent installments of the Periodic Facility Fee applicable to such amount of the unborrowed portion until Borrower has received a full credit for the amount of such issuance fees.

               1.7.3. Issuance of Warrants. As additional compensation for the cost, expense and risk incurred by Lender (or its Affiliates) associated with the underwriting and establishment of the Facilities (but in no way affecting or relieving Borrower of any of its obligations to fully and timely perform and to repay the entire indebtedness due under the Loan Documents), Borrower will issue and grant to Lender (or its designated Affiliate) warrants exercisable into shares of voting common stock of Borrower sufficient to represent 10% of its issued and outstanding shares of voting common stock, on a fully diluted basis ("Warrants"). All of the Warrants exercisable into 5% of the issued and outstanding shares of voting common stock will vest and will be fully earned by Lender (or its Affiliate) as of the Closing Date. Thereafter, Warrants will vest in accordance with the terms of a separate Warrant Agreement executed by and between Borrower and Lender. Subject to being adjusted in accordance with the terms of the Warrant Agreement, the Warrants earned as of the Closing Date will be exercisable at price that values Borrower at a multiple of 10 times monthly revenue for April 1997 and the Warrants earned after the Closing Date will be exercisable at a price that values Borrower at a multiple of 10 times monthly revenue for the month immediately preceding each such vesting. The Warrants, and all of Lender's rights in connection therewith, are freely assignable and transferable at any time by Lender (or its Affiliate and assignees) to any other Person, provided that Lender complies with any applicable terms thereof and restrictions therein (and obtains any necessary approvals in connection therewith) required by any applicable State PUC (to the extent non-compliance therewith by Lender could have or cause a Material Adverse Effect or could otherwise reasonably be expected to result in the imposition of a penalty in excess of $25,000), the FCC, the SEC or the Warrant Agreement itself.

               1.7.4. Other Fees. Other fees and charges may be imposed by Lender hereunder for services rendered under and in accordance with other agreements with Lender, including, without limitation, any deposit account agreements, any agreement to issue wire transfers or letters of credit, and any Cash Management Agreements.

     1.8. Issuance of Letters of Credit. If Lender (or any Affiliate of Lender) issues one or more letters of credit on behalf of or for the account of Borrower, then the obligations of Borrower (or its Affiliate) to such letter of credit issuer relating thereto will be deemed Obligations under this Agreement secured by the Collateral herefor pursuant to the terms of the Loan Documents. So long as any such letter of credit is effective and outstanding, the face amount thereof will be deducted from the Current Line of Credit Commitment in determining the Available Credit Portion (under Section 1 3 hereof) at any time and will be included within the definition of Funded Debt. Such amounts, however, will be considered "unborrowed" for preposes of calculating the Facility Fee under Section 1.7.2 hereof. If the beneficiary under any such letter of credit makes a draw thereunder, then the amount thereof (as of the date of such draw) will be treated as an Advance to Borrower under the Line of Credit Facility

                         ARTICLE 2: CONDITIONS PRECEDENT

     2.1. Closing Conditions. The obligation of Lender to execute and perform the Loan Documents, and to establish the Line of Credit Facility, and to fund the Advances listed on Schedule 1.4.2 hereto are subject to the following conditions precedent (unless and except to the extent expressly waived by Lender in its sole and absolute discretion):

               2.1.1. Compliance.

                      2.1.1.1. Fees and Expenses. Borrower must have paid (or made acceptable arrangements with Lender to pay) all fees, costs, expenses and taxes due and payable hereunder, including, without limitation, any fees due and payable pursuant to Section 1.7 hereof and the reasonable fees, costs and expenses of Lender's attorneys with respect to the preparation, negotiation and execution of the Loan Documents.

                      2.1.1.2. Representations. Each, and all, representations and warranties contained in this Agreement (including those in Article 3 hereof) and in each other Loan Document, certificate or other writing delivered to Lender pursuant hereto or thereto on or prior to the Closing Date must be true, correct and complete in all material respects on and as of the Closing Date, except for such deviations disclosed in writing and acceptable to Lender.

                      2.1.1.3. No Default. There must not be any Default or Event of Default hereunder or any default under any other Loan Document on the Closing Date, and there must not be any such Default or Event of Default occurring as a result of executing or advancing funds under the Loan Documents, except for such defaults disclosed in writing and acceptable to Lender.

               2.1.2. Documents. Lender must have received the following documents, agreements and certificates (together with all exhibits and schedules thereto), each duly executed, in form, substance and amount satisfactory to Lender and, when applicable, recorded or filed in the appropriate public office:

                      2.1.2.1. Credit Agreement. This Agreement.

                      2.1.2.2. Promissory Note. The Line of Credit Note (i.e., as amended and restated) as described in Section 1.1.4 hereof.

                      2.1.2.3. Security Agreement and Related Documents. An amended and restated security agreement by Borrower in favor of Lender granting (and/or reconfirming in favor of) Lender a security interest in all of grantor's tangible and intangible personal property assets and fixtures (whether now owned or hereafter acquired) and the proceeds and products thereof, as collateral security for the indebtedness and obligations hereunder, together with all necessary financing statements and termination statements (each as filed), waivers and consents, and evidence of any other recordations required by applicable law or by Lender to perfect such first lien security interests.

                      2.1.2.4. Intellectual Property Security Agreements. One or more separate intellectual property security agreements by Borrower in favor of Lender covering all of grantor's copyrights, patents, trade names, trademarks, service names, service marks and other intellectual property (including any and all applications and licenses therefor), all as now owned or hereafter acquired and the proceeds and goodwill thereof, together with all appropriate financing statements and termination statements (each as filed), waivers and consents, and any other documents or recordations required by applicable law or by Lender to perfect such interests.

                      2.1.2.5. Estoppels and Consent Agreements. One or more estoppels and consent agreements in favor of Lender by each party to a real property lease, Capital Lease on any switch used by Borrower or any other Material Contract with Borrower consenting to Borrower's encumbrance of the real property lease, Capital Lease or Material Contract (as applicable) and granting to Lender certain other rights pursuant thereto.

                      2.1.2.6. Owners' Pledge and Security Agreement. An equity pledge and security agreement executed by each holder of any voting equity interest of Borrower (other than up to a 15% interest owned by Blue Carol Enterprises Ltd. and other than holders of less than 3.5% of shares of any such class of voting securities) in favor of Lender pledging a first priority interest in (among other things) all of such pledgor's outstanding equity interests and rights of such issuer (whether existing as common or preferred stock, or limited or general partnership interests, or LLC membership interests, or any warrants, options or convertible rights therefor) as collateral security for the indebtedness and obligations hereunder, together with the certificates therefor (if any), powers executed in blank, and all necessary financing statements and evidence of registration.

                      2.1.2.7. Warrants. One or more separate warrant agreements by Borrower issuing and granting to Lender (or its designated Affiliate) the Warrants, together with all underlying warrant certificates and evidence of necessary and appropriate actions by Borrower to authorize and issue such warrants and related warrant shares.

                      2.1.2.8. Insurance. Current proof of insurance with an indication of loss payee and additional insured endorsements in favor of Lender with respect to all of the insurance coverages required under Section 4.8 hereof. Such proof of insurance must be indicated pursuant to one or more certificates on (a) an ACORD 27 form (3/93) for property-related insurance coverages and (b) a modified version of an ACORD 25-S form (3/93) permitting Lender reliance and requiring cancellation notification for general liability and all other types of insurance coverages.

                      2.1.2.9. Solvency Certificates. A certificate from the chief financial officer of Borrower to Lender dated as of the Closing Date and certifying (in form and substance acceptable to Lender) as to the solvency of Borrower.

                      2.1.2.10. Compliance Certificates. A certificate from an Authorized Officer of Borrower to Lender dated as of the Closing Date and certifying as to compliance with the matters described under Section 2.1.1 hereof (with specific reconciled calculations demonstrating compliance with the financial covenants under Section 4.1 hereof as of the Closing Date).

                      2.1.2.11. Opinions of Counsel. One or more written opinions from legal counsel to Borrower addressed to Lender and its counsel and dated as of the Closing Date opining as to such matters as Lender may request.

                      2.1.2.12. Payoff Instructions for Prior Indebtedness. A letter from Borrower to Lender, consistent with the requirements of Section
1.1.3 hereof, Section 1.4 hereof and Section 2.1.1 hereof, instructing Lender how to disburse the proceeds of the initial Advance.

                      2.1.2.13. Authorization Documents -- Borrower. A certificate of an Authorized Officer of Borrower delivering true, accurate and complete versions of (a) its Articles of Incorporation and all amendments thereto, and (b) its Bylaws and all amendments thereto, and (c) the resolutions authorizing its execution, delivery and full performance of the Loan Documents and all other documents, certificates and actions required hereunder or in connection herewith, and (d) an incumbency certificate setting forth its officers (together with the corresponding signatures), and (e) a long-form good standing and qualification certificate (issued within 15 calendar days of the Closing Date) with respect to each jurisdiction listed on Schedule 3.1 hereto, and (f) a copy of each License (or renewal thereof) issued to it by the Federal Communications Commission and any State PUC).

                      2.1.2.14. Authorization Documents -- Other Than Borrower. A certificate of an Authorized Officer of each Obligor (other than Borrower) that is not a natural person delivering true, accurate and complete versions of
(a) the resolutions authorizing its execution, delivery and full performance of the Loan Documents to which it is a party and all other documents, certificates and actions required of it hereunder or in connection herewith, and (b) an incumbency certificate setting forth its officers (together with the corresponding signatures).

                      2.1.2.15. Officer's Certificates. One or more certificates of an Authorized Officer of Borrower delivering true, accurate and complete copies of the following documents and agreements (together with all amendments, exhibits and schedules thereto):

          a. Lien Searches -- Searches (conducted within 15 calendar days of the Closing Date) satisfactory to Lender with respect to consensual liens, tax liens, judgments and bankruptcy, listing respectively (a) all effective UCC financing statements that name Borrower (including any predecessor thereto and any operating or tradenames thereof) as "debtor" that are filed in the States of Maryland, New York or California or the District of Columbia or any other U.S. jurisdiction in which such debtor currently operates or has had assets at any time within the immediately preceding 12 calendar months (together with copies of such financing statements), and (b) all tax liens against any Obligor (or the assets thereof), and (c) all outstanding judgments against any Obligor (or the assets thereof), and (d) whether any Obligor has filed bankruptcy within the preceding 5 years.

          b. Financial Statements -- A set of (a) the monthly financial statements of Borrower for calendar months ending April 30 and May 31, 1997 (as otherwise consistent with the requirements of
               Section 4.2 hereof), and (b) the quarterly financial statements of Borrower for fiscal quarter ending March 31, 1997 (as otherwise consistent with the requirements of Section 4.2 hereof), and (c) the audited financial statements of Borrower (with consolidating schedules thereto, if any) for fiscal year ending December 31, 1996 (as otherwise consistent with the requirements of Section 4.2 hereof).

          c. Equityholder Agreements -- Each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal, and any other agreement or; instrument with conversion rights into equity of Borrower either (a) between Borrower and any holder or prospective holder of any equity interest of Borrower (including interests convertible into such equity) or (b) otherwise between any two or more such holders of equity interests.

          d. Employment and Non-Compete Agreements -- Each employment agreement, consulting agreement and non-compete agreement between Borrower and any director, officer, employee or former owner of Borrower.

          e. Inter-Affiliate Agreements -- Each written agreement between Borrower and any Affiliate of Borrower.

          f. Disaster Recovery and Contingency Program -- A description of the currently effective disaster recovery and contingency program of Borrower, as required to be delivered under Section 4.8 hereof.

          g. Leases as Lessee -- Each lease between Borrower and any owner or landlord of real or personal property used in connection with Borrower's business for which it has an annual rent obligation in excess of $36,000.

          h. Leases as Lessor -- Each lease between Borrower and any lessee of real or personal property owned or leased by Borrower, but only to the extent the lessee thereunder has an annual rent obligation in excess of $12,000.

                      2.1.2.16. Other Documents. Lender must have received any additional agreements, documents and certificates as Lender or its counsel may reasonably request.

     2.2. Line of Credit Advances. The obligation of Lender to fund any request for an Advance under the Line of Credit Facility is subject to the following conditions precedent (unless and except to the extent expressly waived by Lender in its sole and absolute discretion):

               2.2.1. Advance Request. Lender must have received an Advance Request under and in accordance with Section 1.4.1 hereof.

               2.2.2. Cash Flow Leverage. As of the Settlement Date for such Advance (and in addition to any other requirements and covenants hereunder), Borrower must be in compliance with the Leverage Ratio requirement under Section
4.1 hereof using an amount for Funded Debt that is as of such Settlement Date and inclusive of the proposed Advance.

               2.2.3. Other Documents. Lender must have received any additional documents, certificates and opinions as Lender or its counsel may reasonably request, including without limitation, UCC-1 financing statements, fixture filings and leasehold mortgages regarding new locations for other assets of Borrower.

               2.2.4. Compliance.

                      2.2.4.1. Fees and Expenses. Borrower must have paid (or made acceptable arrangements with Lender to pay) all fees, costs, expenses and taxes due and payable hereunder, including, without limitation, all reasonable costs and expenses incurred in connection with or as a result of reviewing and funding such Advance Request.

                      2.2.4.2. Representations. Each, and all, representations and warranties contained in the Loan Documents (including those in Article 3 hereof) and in each other certificate or other writing delivered to Lender pursuant hereto or thereto on or prior to the Settlement Date must be true, correct and complete in all material respects on and as of the Settlement Date, except for such deviations disclosed in writing and acceptable to Lender (which disclosure will not constitute Lender's waiver or acceptance thereof).

                      2.2.4.3. No Default. There must not be any Default or Event of Default hereunder or any default under any other Loan Document on the Settlement Date, and there must not be any such Default or Event of Default occurring as a result of funding such Advance, except for such defaults disclosed in writing and acceptable to Lender (which disclosure will not constitute Lender's waiver or acceptance thereof).

                    ARTICLE 3: REPRESENTATIONS AND WARRANTIES

          Borrower, as of the Closing Date and the Settlement Date for each Advance hereunder, hereby represents and warrants as follows:

     3.1. Organization and Good Standing. Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (b) has all requisite corporate power and authority to own its properties and to conduct its business as now conducted and as currently proposed to be conducted, and (c) is duly qualified to conduct business as a foreign organization and is currently in good standing in each state and jurisdiction in which it conducts business, except where failure to be duly qualified and in good standing could not have a Material Adverse Effect. Each state and jurisdiction in which Borrower is organized or is (or should be) qualified to conduct business under applicable law is listed on Schedule 3.1 hereto.

     3.2. Power and Authority. Borrower has all requisite power and authority under applicable law and under its Organic Documents, Authorizations and Licenses to execute, deliver and perform the obligations under the Loan Documents to which it is a party. Except as disclosed on Schedule 3.2 hereto, all actions, waivers and consents (corporate, regulatory and otherwise) necessary or appropriate for Borrower to execute, deliver and perform the Loan Documents to which it is a party have been taken and/or received.

     3.3. Validity and Legal Effect. This Agreement constitutes, and the other Loan Documents to which Borrower is a party constitute (or will constitute when executed and delivered), the legal, valid and binding obligations of Borrower enforceable against it in accordance with the terms thereof.

     3.4. No Violation of Laws or Agreements. Except as disclosed on Schedule 3.4, the execution, delivery and performance of the Loan Documents (a) will not violate or contravene any material provision of any material law, rule, regulation, administrative order or judicial decree (federal, state or local), and (b) will not violate or contravene any provision of the Organic Documents of Borrower, and (c) will not result in any material breach or violation of (or constitute a material default under) any material agreement or instrument by which Borrower or any of its property may be bound, and (d) will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any properties of Borrower, whether such properties are now owned or hereafter acquired.

     3.5. Title to Assets: Existing Encumbrances: Intellectual and Real Property. Borrower has good and marketable title to all of its owned real and personal property assets and the right to possess and use all of its leased or licensed real and personal property assets. All such property interests are free and clear of any Liens, except for Permitted Liens (as defined in Section 5.5 hereof) and Liens described on Schedule 3.5 hereto. Schedule 3.5A hereto lists
each  trademark,   service
mark, copyright, patent, database, customized application software and systems integration software, trade secret and other intellectual property owned, licensed, leased, controlled or applied for by Borrower, together with relevant identifying information with respect to such intellectual property describing (among other things) the date of creation, the method of protection against adverse claims and the registration number. Schedule 3.5B hereto lists each real property interest owned, leased or otherwise used by Borrower, together with relevant identifying information describing (among other things) the location and use of each such real property interest, whether such interest is owned or leased (and, if leased, the lessor and record owner thereof), and the estimated appraised value thereof. Each such property and asset is in good order and repair (ordinary wear and tear excepted) and is fully covered by the insurance required under Section 4.8 hereof. Each such property and asset owned by Borrower is titled in the current legal name of Borrower. Schedule 3.5C hereto identifies each legal, operating and trade name that Borrower has used (or permitted the filing of a UCC financing statement under) at any time during the twelve (12) consecutive calendar years immediately preceding the Closing Date.

     3.6. Capital Structure and Equity Ownership. Schedule 3.6 hereto accurately and completely discloses (a) the number of shares and classes of equity ownership rights and interests of Borrower that are authorized and/or outstanding (whether existing as common or preferred stock or warrants, options or other instruments convertible into such equity), and (b) the ownership thereof. Schedule 3.6 also accurately and completely discloses (i) the number of shares and classes of equity ownership rights and interests of any organization that owns or controls at least 50% of any class of equity interests of Borrower authorized and/or outstanding (whether existing as common or preferred stock, general or limited partnership interests, or LLC membership interests, or warrants, options or other instruments convertible into such equity), and (ii) the ownership thereof. All such shares and interests are validly existing, fully paid and non-assessable.

     3.7. Subsidiaries. Affiliates and Investments. Schedule 3.7 hereto accurately and completely discloses (a) each Subsidiary and Affiliate of Borrower (other than its officers and directors) and (b) each investment in or loan to any other Person by Borrower.

     3.8. Material Contracts. Schedule 3.8 hereto (a) accurately and completely discloses each Material Contract (as defined below) of Borrower, and (b) also indicates the following information with respect to each such contract: (1) the contract parties thereunder, and (2) the contract term and any options or renewals thereto, and (3) the monthly payment required thereunder, and (4) any restrictions on assignments, and (5) the existence of any breaches or defaults thereunder. Borrower has not committed any unwaived breach or default under any material contract (whether or not listed on Schedule 3.8 hereto), and after due inquiry and investigation, Borrower does not have any knowledge or reason to believe that any other party to any such material contract (whether or not listed on Schedule 3.8 hereto) has or might have committed any unwaived breach or default thereof. For purposes of this Section 3.8 hereof, a "Material Contract" of Borrower includes the following types of agreements to which Borrower is a party: (1) any contract either with annual compensation, consideration or payments in excess of $100,000 or with aggregate compensation, consideration or payments in excess of $200,000, and (2) any lease of real estate or office space from which Borrower conducts its primary business operations, and (3) any lease of real estate or space at which Borrower has located any switch operations, and (4) any contract, agreement or lease under the terms of which Borrower obtains the right to use or operate a switch, and
(5) any operating agreement with a foreign country, and (6) any leased line agreement, and (7) any other agreement or contract the loss or breach of which could reasonably be expected to have or cause a Material Adverse Effect.

     3.9. Licenses and Authorizations. Except as disclosed on Schedule 3.9, Borrower possesses all Licenses and other Authorizations necessary or required in the conduct of its businesses and/or the operation of its properties. Each material Authorization is valid, binding and enforceable on, against and by Borrower. Each material Authorization is subsisting without any defaults thereunder or enforceable adverse limitations thereon, and no Authorization is subject to any proceedings or claims opposing the issuance, continuance, renewal, development or use thereof or contesting the validity or seeking the revocation thereof. Schedule 3.9 hereto accurately and completely lists each material Authorization of Borrower (including, whether or not otherwise "material", each License and other Authorization issued by the FCC and each State PUC, and further including all pending applications and renewals therefor), together with relevant identifying information describing such Authorizations. With respect to each FCC License and each State PUC License listed on Schedule 3.9 hereto, the description includes, if applicable, the call sign, frequency, class, location, file number, issuance date (original or most recent renewal), and expiration date. For purposes of this Section 3.9 hereof, all Licenses and ether Authorizations issued by the FCC or any State PUC will be deemed to be "material".

     3.10. Taxes and Assessments. Except as disclosed on Schedule 3.10 hereto, Borrower has timely filed all required tax returns and reports (federal, state and local) or has properly and timely filed for extensions of the time for the filing thereof. Borrower does not have knowledge of any deficiency, penalty or additional assessment due or appropriate in connection with any such taxes. All taxes (federal, state and local) imposed upon Borrower or any of its properties, operations or income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof, except for those taxes being contested in good faith by appropriate proceedings diligently prosecuted and with adequate reserves reflected on the financial statements in accordance with GAAP (all as also disclosed on Schedule 3.10 hereto).

     3.11.  Litigation  and Legal  Proceedings.  Except as disclosed on Schedule
3.11 hereto, there is no litigation, claim, investigation, administrative proceeding, labor controversy or similar action that is pending or (to the best of Borrower's knowledge and information after due inquiry) threatened against Borrower or its properties that, if adversely resolved, could reasonably be expected to have or cause a Material Adverse Effect

     3.12. Accuracy of Financial Information. All financial statements previously furnished to Lender concerning the financial condition and operations of Borrower (a) have been prepared in accordance with GAAP consistently applied, and (b) fairly present the financial condition of the organization covered thereby as of the dates and for the periods covered thereby (but, with respect to interim periodic financial statements, subject to normal and customary year end audit adjustments), and (c) disclose all material liabilities (contingent and otherwise) of Borrower. In addition, all written information previously furnished to Lender concerning the financial condition and operations of Borrower are true, accurate and complete in all material respects.

     3.13. Accuracy of Other Information. All written information contained in any application, schedule, report, certificate, or any other document furnished to Lender by Borrower or any other Person (on behalf of Borrower) in connection with the Loan Documents is in all material respects true, accurate and complete, and no such Person (including Borrower) has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not misleading. All written projections furnished to Lender by Borrower or any other Person on behalf of Borrower have been prepared with a reasonable basis and in good faith, making use of such information as was available at the date such projection was made.

     3.14. Compliance with Laws Generally. Borrower is in compliance in all material respects with all material laws, rules, regulations, administrative orders (including the policies and procedures of the FCC and each State PUC) and judicial decrees (federal, state, local and otherwise) applicable to it, its operations and its properties.

     3.15. ERISA Compliance. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all rules, regulations and orders implementing ERISA.

               3.15.1.   Neither  Borrower  nor  any  ERISA  Affiliate   thereof
maintains or contributes to (or has maintained or contributed to) any multiemployer plan (as defined in Section 4001 of ERISA) under which Borrower or any ERISA Affiliate thereof could reasonably be expected to have any withdrawal liability.

                3.15.2. Neither Borrower nor any ERISA Affiliate thereof sponsors or maintains any defined benefit pension plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived.

                3.15.3. The liability for accrued benefits under each defined benefit pension plan that will be sponsored or maintained by Borrower or any ERISA Affiliate thereof (determined on the basis of the actuarial assumptions utilized by the PBGC) does not exceed the aggregate fair market value of the assets under each such defined benefit pension plan.

                3.15.4. The aggregate liability of Borrower and each ERISA Affiliate thereof arising out of or relating to a failure of any employee benefit plan within the meaning of Section 3(2) of ERISA to comply with provisions of ERISA or the Code will not have a Material Adverse Effect.

                3.15.5. There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of Borrower or any ERISA Affiliate thereof under any plan, program or arrangement providing post-retirement, life or health benefits.

                3.15.6. No Reportable Event and no Prohibited Transaction (as defined in ERISA) has occurred or is occurring with respect to any plan with which Borrower is associated.

     3.16.     Environmental Compliance.

                3.16.1.   Borrower  has  received  all  permits  and  filed  all
notifications necessary under and is otherwise in compliance in all material respects with all federal, state and local laws, rules, ordinances and regulations governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including, without limitation, as provided in the provisions of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, and
(b) the Solid Waste Disposal Act, and (c) the Clean Water Act, and (d) the Clean Air Act, and (e) the Hazardous Materials Transportation Act, and (f) the Resource Conservation and Recovery Act of 1976, and (g) the Federal Water Pollution Control Act Amendments of 1972, and (h) the rules, regulations and ordinances of the Environmental Protection Agency, and any departments of health services, regional water quality control boards, state water resources control boards, and/or cities in which any of Borrower's assets are located (all of the foregoing enumerated and nonenumerated statutes, regulations, rules and ordinances, all as amended from time to time, collectively, the "Environmental Control Statutes").

                3.16.2. Borrower has not given any written or oral notice to the Environmental Protection Agency ("EPA") or any state or local agency with regard to any actual or imminently threatened removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products either (a) on properties owned or leased by Borrower or (b) otherwise in connection with the conduct of its business and operations.

                3.16.3. Borrower has not received notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.


     3.17. Margin Rule Compliance. Borrower does not own or have any present intention of acquiring any "Margin Stock" within the meaning of the following Margin Regulations of the FRB: Regulation G at 12 C.F.R. Pt. 207, and Regulation T at 12 C.F.R. Pt. 220, and Regulation U at 12 C.F.R. Pt. 221, and Regulation X at 12 C.F.R. Pt. 224. The credit extended under this Agreement does not constitute "Purpose Credit" within the meaning of the FRB's Margin Regulations.

     3.18. Fees and Commissions. Except as disclosed on Schedule 3.18 hereto or as required by Section 1.7 hereof,

Borrower does not owe any fees or commissions of any kind in connection with this Agreement or the transactions contemplated hereby, and Borrower does not know of any claim (or any basis for any claim) for any fees or commissions in connection with this Agreement or the transactions contemplated hereby.

     3.19.     Solvency.

               3.19.1. Through June 1998. Upon the execution of this Agreement and the funding of each Advance hereunder through the earlier of June 30, 1998 or consummation of an initial Public Offering, Borrower is and will be solvent such that it will be able to realize upon its assets, will be able to obtain Advances hereunder and will have sufficient cash flow from operations to enable it to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal and ordinary course of business. Borrower does not intend to (or believe that it will) incur debts or liabilities beyond its ability to pay such debts and liabilities as they become due and mature. Borrower has not incurred any obligations under the Loan Documents and has not made any conveyance pursuant hereto or in connection herewith with the actual intent to hinder, delay or defraud present or future creditors of it or any of its Affiliates.

               3.19.2. After June 1998. Immediately prior to and upon the funding of each Advance hereunder after the earlier of June 30, 1998 or consummation of an initial Public Offering, Borrower was, is and will be solvent such that:

               a. The fair saleable value of its assets (including, without limitation, the fair saleable value of its goodwill and other intangible property) is greater than the total amount of its liabilities, including without limitation, all contingent liabilities; and

               b. The present fair saleable value of its assets (including, without limitation, the fair saleable value of its goodwill and other intangible property) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured; and

               c. It will be able to realize upon its assets and will have sufficient cash flow from operations to enable it to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal and ordinary course of business; and

               d. The sum of its debts is not greater than all of its property at a fair valuation.

Borrower does not intend to (or believe that it will) incur debts or liabilities beyond its ability to pay such debts and liabilities as they become due and mature. Borrower is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital or assets after giving due consideration to the prevailing practice and industry in which it is engaged. Borrower has not incurred any obligations under the Loan Documents and has not made any conveyance pursuant hereto or in connection herewith with the actual intent to hinder, delay or defraud present or future creditors of it or any of its Affiliates. For purposes of this Subsection, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual mature liability.

     3.20. FCC and State PUC-Related Representations. Without limiting the generality of the foregoing representations and warranties, Borrower further represents and warrants as follows:

               3.20.1. No Unresolved Application, Complaint or Proceeding. Except as described on Schedule 3.20 hereto, there is no outstanding or unresolved (a) application by Borrower for any FCC or State PUC Authorization (including any renewal of any License), or (b) material complaint to the FCC or any State PUC regarding Borrower or any of its Licenses or Tariffs, or (c) litigation, investigation or other inquiry by or before the FCC or any State PUC involving Borrower or any of its Licenses or Tariffs, or (d) FCC or State PUC enforcement proceeding against Borrower or any of its Licenses or Tariffs, including without limitation, any notice of violation, any notice of apparent liability for forfeiture, or any forfeiture.

                3.20.2. Status and Renewal of Licenses. The Licenses identified on Schedule 3.9 hereto constitute all of the Licenses required by the Federal Communications Act or any State Act for the operation of Borrower's business as it is currently being operated. Each such License is validly outstanding and effective and has been renewed (as applicable) by the FCC or any State PUC without condition for a full term in accordance with the Federal Communications Act or any State Act. There are no modifications, amendments or revocations (pending or, to the best of the knowledge of Borrower after due inquiry, threatened) that could adversely affect the operations or financial condition of Borrower. After due inquiry, Borrower does not know of any reason why the FCC or any State PUC (as applicable) would not routinely grant, for a full term and without condition, the application by Borrower for the renewal of each such License over which the FCC or such State PUC has jurisdiction, when and as such application shall become due to be filed with the FCC or such State PUC.


                        ARTICLE 4: AFFIRMATIVE COVENANTS

          Borrower hereby covenants and agrees that, so long as any indebtedness
remains  outstanding   hereunder,   Borrower  will  comply  with  the  following
affirmative covenants:

     4.1. Financial Covenants and Ratios. As of the end of each fiscal quarter or calendar month (as applicable), Borrower will satisfy each of the following financial ratios and characteristics, each of which will be determined using GAAP consistently applied, except as otherwise expressly provided:

               4.1.1. Monthly Net Revenue to Senior Funded Debt. A ratio of Monthly Net Revenue to Senior Funded Debt (measured monthly) of not less than the following:

               a.   40%, from the Closing Date through August 30, 1997; and

               b.   50%, from August 31, 1997 through October 31, 1997; and

               c.   75%, from November 1, 1997 through November
                    30, 1997; and

               d.   90%, from December 1, 1997 through March 30, 1998.

               4.1.2. Minimum Subscribers. A minimum number of Subscribers (measured monthly) of not less than the following:

               a.   30,300, from the Closing Date through July 30, 1997; and

               b.   31,450, from July 31, 1997 through August 30, 1997; and

               c.   37,000, from August 31, 1997 through

                    September 29, 1997; and

               d.   43,570,  from  September 30, 1997 through  October 30, 1997;
                    and

               e.   54,450, from October 31, 1997 through November 29, 1997; and

               f.   68,100,  from  November 30, 1997 through  December 30, 1997;
                    and

               g.   85,100, from December 31, 1997 through January 30, 1998; and

               h.   106,400, from January 31, 1998 through March 30, 1998.

               4.1.3. Interest Coverage Ratio. As of and after March 31, 1998, a ratio of OCF to Interest Expense (measured quarterly) of not less than 2.5-to-1.0.

               4.1.4. Cash Flow Leverage Ratio. A ratio of Funded Debt to OCF (measured quarterly) of not more than the following:

               a.   3.75-to-1.0, on March 31, 1998; and

               b.   2.0-to-1.0, after March 31, 1998.

     4.2.      Periodic Financial Statements.

               4.2.1. Monthly Reporting.

               a. Financial Statements. Within forty-five (45) calendar days after the end of each calendar month (including, without limitation, the last calendar month of each year), Borrower must prepare and deliver to Lender a complete set of unaudited internal monthly financial statements substantially similar in form and content with the form of monthly financial statements attached as Exhibit 4.2.1(a) hereto. Such financial statements must include, without limitation, a balance sheet and an income statement (with appropriate notes and schedules). Such financial statements must be prepared in accordance with GAAP consistently applied (except as approved by Lender in its sole and absolute discretion). Together with the monthly financial statements, Lender must also receive a certificate executed by Ram Mukunda or Prabhav Maniyar or such other senior executive officer of Borrower as is acceptable to Lender (a) stating that the financial statements fairly present the financial condition of Borrower as of the date thereof and for the periods covered thereby, and (b) providing a reconciled calculation demonstrating compliance with each financial covenant and ratio that is measured on a monthly basis under Section 4.1 hereof (using the form attached as Exhibit 4.2 hereto), and (c) calculating, as of the end of such monthly period, the then-current amounts for the Current Line of Credit Commitment and the Available Credit Portion (using the form attached as Exhibit 4.2 hereto), and (d) providing an aging of accounts receivable, and (e) certifying that as of the date of such certificate there is not any existing Default or Event of Default.

               b. Calculation of Borrowing Base. Within thirty (30) calendar days after the end of each calendar month (including, without limitation, the last calendar month of each year), Borrower also must prepare and deliver to Lender a borrowing base certificate substantially similar in form and content with the form of borrowing base certificate attached as
                    Exhibit 4.2.1(b) hereto.

               4.2.2. Quarterly Financial Statements. Within forty-five (45) calendar days after the end of each fiscal quarter (including, without limitation, the fourth fiscal quarter of each year), Borrower must prepare and deliver to Lender unaudited quarterly financial statements, in form and substance as required by and acceptable to Lender. Such financial statements must include, without limitation, a balance sheet and an income statement (with appropriate notes and schedules). Such financial statements must be prepared in accordance with GAAP consistently applied (except as approved by Lender in its sole and absolute discretion). Together with the quarterly financial statements, Lender must also receive a certificate executed by Ram Mukunda or Prabhav Maniyar or such other senior executive officer of Borrower as is acceptable to Lender (a) stating that the financial statements fairly present the financial condition of Borrower as of the date thereof and for the periods covered thereby, and (b) providing a reconciled calculation demonstrating compliance with each applicable financial covenant and ratio under Section 4.1 hereof (using the form attached as Exhibit 4.2 hereto), and (c) calculating, as of the end of such fiscal period, the then-current amounts for the Current Line of Credit Commitment and the Available Credit Portion (using the form attached as Exhibit 4.2 hereto), and (d) certifying that as of the date of such certificate there is not any existing Default or Event of Default.

               4.2.3. Annual Financial Statements. Within ninety (90) calendar days after the close of each fiscal year, Borrower must prepare and deliver to Lender a complete set of audited annual financial statements (with accompanying notes and consolidating schedules). Such financial statements (a) must include the types of financial statements and information required on a quarterly basis under this Section 4.2 hereof as well as a cash flow statement and a reconciliation of consolidated net worth, and (b) must be prepared in accordance with GAAP consistently applied, and (c) must be certified without qualification by an independent certified public accounting firm satisfactory to Lender. Together with the annual financial statements, Lender must also receive (i) all related management letters prepared by such accountants, and (ii) a debt compliance letter (substantially similar in form and substance to the form attached as Exhibit 4.2.3 and otherwise acceptable to Lender), and (iii) a certificate signed by such accountants, stating that the financial statements fairly present the financial condition of Borrower as of the date thereof and for the periods covered thereby.

     4.3.      Other Financial and Specialized Reports.

               4.3.1. Financial Forecasts. Within 15 Business Days after receiving, preparing, materially revising or otherwise assembling any periodic budgets or financial forecasts, Borrower must deliver a complete copy thereof to Lender.

               4.3.2. SEC Filings and Press Releases. Within 15 Business Days after the date that Borrower or any organization that owns or controls at least 50% of any class of equity interests of Borrower makes any filing with the Securities Exchange Commission (whether on Form 8-K, Form 10-K, Form 10-Q, or otherwise) or issues any press release, Borrower must deliver a complete copy thereof to Lender.

     4.4. Fiscal Year. Borrower will maintain a fiscal year that has a December 31st year end.

     4.5. Books and Records: Maintenance of Properties. Borrower will keep and maintain satisfactory and adequate books and records of account in accordance with GAAP. Borrower will also keep, maintain and preserve all of its property and assets in good order and repair (ordinary wear and tear excepted).

     4.6. Existence and Good Standing. Borrower will preserve and maintain (a) its existence as a corporation under the laws of its jurisdiction of organization, and (b) its good standing in all jurisdictions where it conducts business, and (c) the validity of all its Authorizations and Licenses required or otherwise appropriate in the conduct of its businesses.

     4.7. Deposit Accounts. Borrower will maintain all of its operating and deposit accounts with Lender or an Affiliate of Lender, except as otherwise provided in this Section or as consented to in writing by Lender. Notwithstanding the foregoing, Borrower may maintain commercial deposit accounts at institutions other than Lender (or its Affiliates) provided that (1) each such institution is a federally insured depository institution rated as "well capitalized" by its primary federal regulator, and (2) the aggregate collective amount of collected balances in all such accounts does not at any time exceed $25,000 for any ten (10) consecutive calendar days, and (3) within twenty (20) calendar days after opening or acquiring any such account, Borrower provides Lender with written notice of the institution's name and location and the account name and number with respect to each such account. The institution's name and location and the account name and number for each such account currently in existence, as well as an approximate current balance (i.e., a current balance at any time within the preceding thirty (30) calendar days), are listed on Schedule 4.7 hereto.

     4.8.      Insurance; Disaster Contingency.

               4.8.1 General Insurance Provisions. Borrower will keep all of its property and assets fully covered by insurance with reputable and financially sound insurance companies (reasonably acceptable to Lender). Borrower must also maintain such protection against such hazards and liability (including, without limitation, casualty, liability, fire, flood, business interruption, earthquake, workmen's compensation, and other material risks to its property and business), in such amounts and with such deductibles as is customary in the relevant industry and appropriate under the relevant circumstances (and, in each instance, as is reasonably acceptable to Lender). If Borrower fails or refuses to obtain or maintain any such insurance coverage, then Lender (at its election) may (but is not obligated to) obtain and maintain such insurance coverage on behalf of Borrower, and the premiums and other costs thereof (a) will be included in the indebtedness hereunder secured by the Collateral and (b) will be due and payable by Borrower to Lender immediately upon demand. Each such policy must name Lender as loss payee and as additional insured. Each such policy must also require the insurer to furnish Lender with written notice at least 25 calendar days prior to any termination of coverage and must provide Lender with the right (but not the obligation) to cure any non-payment of premium. Upon Lender's request, Borrower will furnish Lender with proof of such insurance (in form and substance acceptable to Lender) and will cause Lender to be reflected thereon as additional insured and the loss payee thereof. Notwithstanding the foregoing, Borrower may receive and keep all proceeds and payments of less than $50,000 in respect of property insurance if and to the extent that (a) no Default exists at the time of receiving such proceeds or payment and (b) such proceeds or payment is promptly reinvested by Borrower to repair or replace the affected property.

               4.8.2.  Disaster Recovery and Contingency Program.  Borrower will maintain (and at least annually review the sufficiency of) a disaster recovery and contingency plan that addresses Borrower's plans for continuing operations upon the occurrence of a natural disaster or other event that destroys or prevents the use of or access to Borrower's primary computer systems, information databases, software applications, business records and operations facility and/or Borrower's switch sites. Such contingency plan will also specifically address exposure within Borrower's computer systems, information databases and software applications to processing the year 2000. Such contingency plan at all times must be in form and substance reasonably acceptable to Lender. Upon request, Borrower will provide Lender with a current copy of such plan.

     4.9. Loan Purpose. Borrower will use the proceeds of each Advance under the Facility exclusively as set forth in Section 1.1.3 hereof.

     4.10. Taxes. Borrower will pay and discharge all taxes, assessments or other governmental charges or levies imposed on it or any of its property or assets prior to the date upon which any penalty for non-payment or late payment is incurred, unless (a) the same are then being contested in good faith by appropriate proceedings diligently prosecuted, and (b) adequate reserves therefor acceptable to Lender have been established, and (c) Lender has been notified thereof in writing, and (d) the consequences of such non-payment (in Lender's reasonable judgment) will not have a Material Adverse Effect.

     4.11. Management Changes. Borrower will notify Lender in writing within thirty (30) calendar days after any change (including, without limitation, any dismissal or change in title or status) in the senior management personnel of Borrower.

     4.12. Litigation and Administrative Proceedings. Borrower will notify Lender in writing immediately upon the institution or commencement of any litigation, legal or administrative proceeding, or labor controversy that could reasonably be expected to have or cause a Material Adverse Effect.

     4.13. Monitoring Compliance with Loan Documents: Occurrence of Defaults and Material Adverse Effects. Borrower at all times will maintain (and comply with) commercially reasonable procedures and systems designed to monitor compliance and detect instances of noncompliance with the Loan Documents. Borrower will notify Lender in writing immediately upon (a) the occurrence of any Default or Event of Default hereunder, or (b) the occurrence of any default under any other Loan Document, or (c) the happening of any event or the assertion or threat of any claim that could reasonably be expected to have or cause a Material Adverse Effect.

     4.14.     Compliance with Laws.

               4.14.1.  General.  Borrower will comply in all material  respects
(a) with all material laws, rules, regulations and orders (federal, state, local and otherwise) applicable to its business, and (b) with the provisions and requirements of all Authorizations. Borrower will notify Lender immediately in detail of any actual or alleged material failure to comply with or violation of any such laws, rules, regulations or orders, or under the terms of any of such Authorizations, or of the occurrence or existence of any facts or circumstances that with the passage of time, the giving of notice or otherwise could create such a failure to comply or violation or could reasonably be expected to occasion the termination of any of such Authorization.

               4.14.2. ERISA. Borrower will comply in all respects with the provisions of ERISA to the extent applicable to any Plan maintained by it or for the benefit of any of its employees, except to the extent that the failure to be in such compliance could not reasonably be expected to have or cause a Material Adverse Effect. Borrower will not (a) incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations thereunder), or any material liability to the PBGC established by ERISA or (b) permit any reportable event (as defined in ERISA) or other event to occur which may indicate that its Plans are not sound or which may be the basis for PBGC to assert a material liability against it or which may result in the imposition of a Lien on its properties or assets. Borrower will notify Lender in writing promptly after any assertion or threat of any of the following: (i) the occurrence of any reportable event, (ii) the existence of any reportable threat, or (iii) the occurrence of any other event which may indicate that a Plan is not sound or may be the basis for PBGC to assert a material liability against it or impose a Lien on any of its properties or assets.

               4.14.3. Environmental. Borrower will comply in all respects with the Environmental Control Statutes, except to the extent that the failure to be in such compliance could not reasonably be expected to have or cause a Material Adverse Effect. Borrower (a) will notify Lender when the EPA, any state or local agency or any other Person provides oral or written notification to it with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products, and
(b) will notify Lender in detail immediately upon the receipt by it of an assertion of liability under the Environmental Control Statutes, or any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations.

               4.14.4. Communications. Borrower will comply in all material respects with (a) the provisions of the Federal Communications Act and each State Act and the rules, regulations, policies, procedures and orders of the FCC and each State PUC and (b) the terms, conditions and restrictions of each material License, Tariff and other Authorization.

     4.15.     Further Actions.

               4.15.1. Additional Collateral. Borrower will execute, deliver and record (or, as appropriate, cause the execution, delivery and recordation) at any time upon Lender's request and in form and substance reasonably satisfactory to Lender, any of the following instruments in favor of Lender as additional Collateral hereunder: (a) mortgages, deeds of trust and/or assignments on or of any real or personal property owned, leased or licensed by it, and (b) certificates of title encumbrances against any of its titled vehicles, and (c) any other like assignments or agreements specifically covering any of its properties or assets (including, without limitation, assignments of any patents, trademarks, copyrights, databases, trade secrets and other forms of intellectual property), and (d) any financing or continuation statements requested by Lender.

               4.15.2. Further Assurances. From time to time, Borrower will execute and deliver (or will cause to be executed and delivered) such supplements, amendments, modifications to and/or replacements of the Loan Documents and such further instruments as may be reasonably required to effectuate the intention of the parties to (or to otherwise facilitate the performance of) the Loan Documents.

               4.15.3. Estoppel Certificate. Upon Lender's request, Borrower will execute, acknowledge and deliver (or, as appropriate, cause the execution, acknowledgement and delivery) to such Person as Lender may request a statement in writing certifying as follows (to the best of its knowledge, after due inquiry): (a) that the Loan Documents (as amended, if applicable) are unmodified and in full force and effect, and (b) that the payments under the Loan Documents required to be paid by Borrower have been paid, and (c) the then unpaid principal balance of Facilities hereunder, and (d) whether or not any Default is then occurring under any of the Loan Documents and, if so, specifying each such Default of which the signer may have knowledge. Unless Borrower otherwise consents (which consent will not be unreasonably withheld, delayed or conditioned), Lender must give Borrower at least ten (10) Business Days to complete and deliver any such certificate. Borrower understands and agrees that any such certificate delivered pursuant to this Section may be relied upon by Lender and, if different, by the recipient thereof.

               4.15.4. Waivers and Consents. At any time upon Lender's request, Borrower will use commercially reasonable efforts to obtain and deliver (in form and substance reasonably satisfactory to Lender) a waiver or consent to the assignment to Lender of any contract, lease, Authorization or other agreement to which it is a party.

               4.15.5. Additional Material Contracts Licenses and Authorizations. Borrower (a) will notify Lender in writing within 90 calendar days after executing or becoming bound by any contract, agreement, License or other Authorization that should have been listed on Schedule 3.5A hereto,
Schedule 3.8 hereto or Schedule 3.9 hereto if it had existed as of the Closing Date, and (b) will concurrently update Schedule 3.5A hereto, Schedule 3.8 hereto or Schedule 3,9 hereto (as appropriate).

               4.15.6. Access and Audits. Lender (from time to time at its discretion) may conduct audits of the Collateral and of the performance and operations of Borrower. Borrower (upon Lender's request from time to time) will use commercially reasonable efforts to provide Lender (and its representatives and agents) with reasonable access to Borrower's management personnel, books and records, property and operations (including, without limitation, its financial records), whether such property, books and records are in the possession of Borrower or are in the possession of a third party (including, without limitation, the possession of Borrower's affiliates, accountants and legal counsel). In connection with any such audit, Lender may also make notes and copies of (and extracts from) relevant records.

     4.16. Costs and Expenses. Borrower will pay or reimburse Lender for all fees and out-of-pocket costs and expenses (including, without limitation, all reasonable attorneys' fees and disbursements and the reasonable fees and disbursements of in-house counsel and documentation personnel) that Lender may pay or incur in connection with (a) the preparation, negotiation and review of the Loan Documents, any waivers, consents and amendments in connection herewith or therewith and all other documentation related hereto or thereto, and (b) the funding of the indebtedness or any Advance hereunder, and (c) the initial and continuing perfection or protection of Lender's interest in any of the Collateral, and (d) the collection or enforcement of any of the Loan Documents, and (e) the periodic examination of the Collateral and the books and records of Borrower, and (f) Lender's release of its interests in the Collateral in accordance with the terms of the Loan Documents. Borrower will pay any and all recordation taxes or other fees due upon the filing of the financing statements or documents of similar effect required to be filed under the Loan Documents, and will provide Lender with a copy of any receipt or other evidence reflecting such payments. All obligations provided for in this Section shall survive the termination of this Agreement and/or the repayment of indebtedness hereunder.

     4.17. Other Information. Borrower will provide Lender with any other documents and information (financial or otherwise) reasonably requested by Lender or its counsel from time to time.

     4.18.     Payment by Account Debtors.

               a. Borrower (1) will ensure that all rights to payment in respect of services rendered by Borrower (in connection with direct-dialed or operator-assisted telephone calls or otherwise) are billed to the user of such services either by Borrower or by a LEC; and (2) will perform all processing and take all other actions (either itself or through one or more Billing Agents) as are legal and necessary to directly bill each ultimate customer or to transmit such records and other billing information to each LEC in a format compatible with each LEC's internal billing systems; and (3) will take such actions (either itself or through one or more Billing Agents) as are necessary to cause each LEC to purchase, in accordance with its usual and customary practices generally and consistent with its past practice, from Borrower all records and other billing information related to all services rendered by Borrower to any Person that such LEC is authorized to bill; and (4) will directly remit or will cause each Billing Agent to remit or will cause each LEC to whom billing information has been submitted on behalf of Borrower to remit all payments in respect of such billing information directly to BIC or, if BIC is not acting as a Billing Agent, to Lender or its designee via direct wire transfer in accordance with the provisions of Section
1.6 of the Security Agreement.

               b. In addition, but not in limitation of clause "a", Borrower will not sell, transfer, assign, dispose of, or otherwise permit any other Person to acquire any interest in any records or billing information evidencing Borrower's right to receive payment for services rendered in connection with direct-dialed or operator-assisted telephone calls directly billable by Borrower or billable by any LEC to any Person, except that Borrower may sell such records and billing information to one or more LECs provided that payment therefor (after deduction of reasonable and customary processing and bill rendering fees due to the purchasing LEC) is remitted to BIC or Lender or its designee as provided in clause "a" of this Subsection.

               c. Borrower shall cause BIC (1) promptly upon receipt of each payment by any LEC or other Person, to notify Borrower and Lender of the amount of such payment allocable to billing information submitted to such LEC or other Person on behalf of Borrower and (2) to transfer that amount (less such reasonable fees, charges, charge backs, credits and adjustments as are withheld in accordance with the BIC Billing Agreement) via direct wire transfer to Lender or its designee in accordance with the provisions of Section 1.6 of the Security Agreement.

               d. Except with prior written consent of Lender (which consent shall not be unreasonably withheld while no Default is occurring), Borrower will not enter into any agreement (other than the BIC Billing Agreement) with any Person (other than BIC) whereby such Person agrees to act as a Billing Agent. The BIC Billing Agreement is a Material Contract.

               e.  Notwithstanding  the foregoing (or the  provisions of Section
1.6 of the Security Agreement) so long as no Default of the types described in Sections 7.1.1 through 7.1.13 hereof exists, then any funds received by Lender pursuant to this Section or Section 1.6 of the Security Agreement that are considered by Lender to be "collected funds" may be withdrawn by Borrower at any time (to satisfy indebtedness under the Loan Documents or for other allowable and legitimate corporate expenditures).

     4.19. FCC and State PUC-Related Affirmative Covenants. Without limiting the generality of the foregoing affirmative covenants, Borrower further covenants and agrees as follows:

               4.19.1. Service Interruption. Borrower will notify Lender in writing within 36 hours after any period during which the transmission at any switch site is interrupted or curtailed for an aggregate of 24 hours or more (whether or not consecutive) during any period of 48 consecutive hours. Borrower will make every effort to restore such transmission as soon as possible to the level that was obtained prior to such interruption or curtailment.

               4.19.2. FCC and State PUC Correspondence. Orders and Filings. Within 5 Business Days after mailing or receipt (as applicable), Borrower will provide Lender with a copy of each significant or material correspondence, application or filing with, to or from the FCC or any State PUC. Within 5 Business Days after the release of any order of the FCC or any State PUC (a) designating or proposing to designate an application by Borrower to the FCC or a State PUC for an evidentiary hearing, or designating or proposing to designate for an evidentiary hearing the possible non-renewal, revocation or modification of any License or Authorization issued to it by the FCC or a State PUC, or (b) imposing or proposing to impose a fine, penalty or other forfeiture upon Borrower, or (c) initiating any other enforcement action against Borrower, or as soon as Borrower ascertains that any such order will be forthcoming from the FCC or a State PUC, then Borrower must notify Lender of the same and, if any such order has been issued by the FCC or a State PUC, must provide a copy of such order to Lender.

     4.20.     Post-Closing Items.

               4.20.1. Restructuring of Borrower and Release of Equity Pledge. Borrower will use commercially reasonable efforts to promptly restructure its ownership (in a manner reasonably acceptable to Lender, written confirmation of which Lender will not unreasonably withhold) so that Borrower becomes a wholly-owned operating Subsidiary of a holding company that owns no assets other than the equity of Borrower (the "Corporate Restructuring"). Concurrently with the consummation of any such Corporate Restructuring, (a) such holding company will execute in favor of Lender an unconditional guaranty of payment (in form and substance acceptable to Lender) with respect to the indebtedness under the Loan Documents, and (b) such holding company will execute in favor of Lender an equity pledge (in form and substance acceptable to Lender) pledging all of its ownership of equity interests of Borrower as Collateral, and (c) Lender will release from each then-existing equity pledge each other Person who has pledged equity of Borrower as Collateral, and (d) the Warrant Agreement will be amended and restated (in a manner acceptable to Lender) so that it grants Lender substantially similar rights and interests with respect to the ownership of such holding company, and (e) the various other Loan Documents will be amended (as reasonably requested by Lender) to appropriately reflect the restructuring of the ownership of Borrower, and (f) Borrower will obtain for the benefit of Borrower and Lender a legal opinion as to the effectiveness and validity of such Corporate Restructuring and issuance of shares in connection therewith. If prior to any such Corporate Restructuring Borrower issues shares of its stock pursuant to an effective registration statement filed with the SEC under the Securities Act (a "Public Offering"), then concurrently with the closing of the first such Public Offering, (a) Lender will release from each then-existing equity pledge each Person who has pledged equity of Borrower as Collateral, and (b) each member of senior management of Borrower (and any relative thereof) who owns equity interests of Borrower will execute in favor of Lender an option and escrow (in form and substance acceptable to Lender) by which Lender (at any time while an Event of Default exists) may purchase from such Persons (at the lesser of the par value per share or a total of $100) equity of Borrower that collectively in the aggregate (a) represents at least 50% of the issued and outstanding voting rights of Borrower (On a fully diluted basis) and (b) has a fair market value of at least 200% of the Current Line of Credit Commitment (as such commitment amount may be adjusted from time to time). In connection with any such Public Offering, any legal opinions issued regarding the validity and effectiveness of such transaction, the issuance of shares in connection therewith or the status of regulatory Authorizations shall also be issued for the benefit of Lender.

               4.20.2. Foreign Qualifications. On or before July 15, 1997 and before any Advance hereunder other than the Advances identified on Schedule 1.4.2, Borrower must file to qualify to conduct business as a foreign corporation (and must deliver evidence thereof to Lender) with respect to the following jurisdictions: (a) District of Columbia, and (b) New York, and (c) New Jersey.

               4.20.3. State PUC Authorizations and Approvals. Borrower will diligently prosecute and pursue the obtaining of all consents and approvals from the following State PUCs whose consents and approvals are necessary or appropriate for Borrower to obtain and to perform its obligations under the Loan Documents (and must deliver evidence thereof to Lender): (a) Tennessee and (b) Washington.

               4.20.4. Primary Estoppels and Consents. On or before July 10, 1997 and before any Advance hereunder other than the Advances identified on
Schedule 1.4.2, Borrower must obtain estoppel and consent agreements (in form and substance reasonably acceptable to Lender) from each of the following Persons with whom Borrower has entered into a Material Contract or other significant relationship: (a) BIC, and
(b) Vaswani Place Limited Partnership, and (c) Telecommunications Finance Group.

               4.20.5. Secondary Estoppels and Consents. On or before July 30, 1997, Borrower must obtain estoppel and consent agreements (in form and substance reasonably acceptable to Lender) from each of the following Persons with whom Borrower has entered into a Material Contract or other significant relationship: (a) Communications Transmission Group ("IXC") and (b) Companhia Portuguesa Radio Marconi, S.A. ("Marconi").

               4.20.6. Payoff Letters and Termination Statements. On or before July 15, 1997 and before any Advance hereunder other than the Advances identified on Schedule 1.4.2, Borrower must payoff all existing indebtedness owed to (and must provide evidence thereof to Lender) from General Electric Capital Corporation ("GECC") and AT&T Commercial Finance Corporation ("AT&T"). On or before July 30, 1997, Borrower must obtain and file termination statements and such other release documents as are appropriate (in form and substance reasonably acceptable to Lender) from GECC and AT&T.


                          ARTICLE 5: NEGATIVE COVENANTS

          Borrower hereby covenants and agrees that, so long as any indebtedness remains outstanding hereunder, Borrower will comply with the following negative covenants (unless Lender otherwise consents in writing, which consent will not be unreasonably withheld while no Default is occurring):

     5.1. Capital Expenditures. Borrower will not incur Capital Expenditures in any fiscal year in excess of $4,000,000. Notwithstanding the foregoing, to the extent that the permitted Capital Expenditures (referenced above) exceed the actual Capital Expenditures for any fiscal year, then the excess may be carried over and used during the immediately succeeding fiscal year as additional permitted amounts of Capital Expenditures in such subsequent fiscal year applied after first exhausting the otherwise permitted amount of scheduled Capital Expenditures), provided that in no event may the aggregate amount of Capital Expenditures in any fiscal year exceed $6,000,000. Notwithstanding the foregoing, Borrower may not make any such Capital Expenditure to acquire all or any substantial portion of the assets or equity of another business enterprise.

     5.2. Additional Indebtedness. Borrower will not borrow any monies or create, incur or assume any additional indebtedness, obligations or liabilities (including, without limitation, monetary obligations under non-compete and consulting arrangements) except as follows (collectively, the "Permitted Indebtedness"):

               a.   Borrowings from Lender hereunder; and

               b. Trade indebtedness, if and to the extent (i) such indebtedness is incurred in the normal and ordinary course of business for value received and
(ii) such indebtedness (to the extent it exceeds $10,000 to any single vendor) is paid on a current basis or is less than 120 calendar days past due; and

               c. Indebtedness and obligations incurred to purchase fixed or capital assets, consistent with the restrictions in Section 5.1 hereof and
Section 5.5 hereof, provided, however, that (1) the aggregate amount of such asset acquisition indebtedness outstanding at any time (together with the aggregate amount of Capital Lease indebtedness outstanding under Subsection 5.2.d hereof) may not exceed $2,500,000, and (2) such indebtedness must be immediately included in the calculation of Funded Debt, and (3) such fixed or capital assets being purchased may not constitute (a) customized application software or systems integration software, or (b) equity interests in or substantially all of the assets of another enterprise other than Permitted Investments, or (c) any other asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect; and

               d. Indebtedness and obligations incurred under Capital Leases, consistent with the restrictions in Section 5.1 hereof and Section 5.5 hereof, provided, however, that (1) the aggregate amount of such Capital Lease indebtedness outstanding at any time (together with the aggregate amount of asset acquisition indebtedness outstanding under Subsection 5.2.c hereof) may not exceed $2,500,000, and (2) such indebtedness must be immediately included in the calculation of Funded Debt, and (3) such fixed or capital assets being leased may not constitute (a) customized application software or systems integration software, or (b) any asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect; and

               e. Subordinated Indebtedness if and to the extent permitted under
Section 5.11 hereof; and

               f. Such indebtedness listed on Schedule 5.2 hereto with the prior written consent of Lender (which consent will not be unreasonably withheld by Lender while no Default is occurring). Unless Lender otherwise expressly consents in writing (or unless otherwise specified on Schedule 5.2 hereto), all indebtedness listed on Schedule 5.2 hereto must be included in the calculation of Funded Debt.

     5.3. Guaranties. Borrower will not guarantee, assume or otherwise agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of any other Person, except as follows (collectively, the "Permitted Guaranties"): (a) in favor of Lender, or (b) to endorse checks, drafts and negotiable instruments for collection in the ordinary course of business, or (c) to the extent that Lender otherwise consents in writing.

     5.4. Loans. Borrower will not make any loans or advances to any other Person, except as follows (collectively, the "Permitted Loans"): loans to employees that do not exceed $2,500 to any individual employee and do not at any time in the aggregate outstanding exceed $10,000 among all such loans to all such employees.

     5.5. Liens and Encumbrances: Negative Pledge. Borrower will not create, permit or suffer the creation or existence of any Liens on any of its property or assets (real or personal, tangible or intangible), except as follows (collectively, the "Permitted Liens"):

               a. Liens in favor of Lender as security for the Obligations under the Loan Documents; and

               b. Liens arising in favor of sellers or lessors for indebtedness and obligations incurred to purchase or lease fixed or capital assets as permitted under Subsection 5.2.c hereof or Subsection 5.2.d hereof, provided, that (1) such Liens secure only the indebtedness and obligations created thereunder (but not any related monetary obligations under non-compete and consulting arrangements) and are limited to the assets purchased or leased pursuant thereto, and (2) such fixed or capital assets do not constitute (a) customized application software or systems integration software, or (b) equity interests in or substantially all of the assets of another enterprise, or (c) any other asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect; and

               c. Liens for taxes, assessments or other governmental charges (federal, state or local) that are not yet delinquent or that are then being currently contested in good faith by appropriate proceedings diligently prosecuted, provided, however, that (1) the existence of such Liens and challenge of such charges must have been fully disclosed to Lender, and (2) adequate reserves therefor in accordance with GAAP must have been established, and (3) such Liens (in Lender's reasonable opinion) could not reasonably be expected to have or cause a Material Adverse Effect; and

               d. Deposits in the ordinary course of business to secure obligations under workmen's compensation, unemployment insurance or social security laws or similar legislation; and

               e. Deposits to secure performance or payment bonds, bids, tenders, contracts, leases, franchises or public and statutory obligations required in the ordinary course of business; and

               f. Deposits to secure surety, appeal or custom bonds required in the ordinary course of business; and

               g. Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not past due or for sums being currently contested in good faith by appropriate proceedings diligently prosecuted, provided, however, that (1) the existence of such Liens and challenge of such sums allegedly due must have been fully disclosed to Lender, and (2) adequate reserves therefor in accordance with GAAP must have been established, and (3) such Liens (in Lender's reasonable opinion) could not reasonably be expected to have or cause a Material Adverse Effect; and

               h. Easements, rights-of-way, restrictions and other similar encumbrances on real property of Borrower that, independently and in the aggregate, do not (1) materially interfere with the occupation, use or enjoyment by Borrower of the property or assets encumbered thereby in the normal course of business or (2) materially impair the value of the property subject thereto; and

               i. Liens listed on Schedule 5.5 hereof with the consent of Lender (which consent will not be unreasonably withheld by Lender while no Default is occurring).

Borrower will not similarly covenant to or in favor of any other Person that it will not create, permit or suffer the creation or existence of any Liens on any of its property or assets. In addition, Borrower will not purchase or otherwise acquire any additional assets (including, without limitation, any leasehold interest therefor) unless Lender's interest in such property either (a) is already covered and perfected pursuant to an existing and effective UCC-1 financing statement, fixture filing, mortgage and/or leasehold mortgage (as appropriate) in favor of Lender or (b) otherwise becomes properly perfected within 5 calendar days after any such acquisition by Borrower's filing (at its expense) all necessary UCC-1 financing statements, fixture filings, mortgages and/or leasehold mortgages (as appropriate, and in form and substance reasonably acceptable to Lender). Moreover, Borrower will not establish or maintain any "securities account" with any "securities intermediary" (as such terms are defined in Article 8 of the UCC) except as permitted under Section 5.7 hereof.

     5.6. Transfer of Assets. Borrower will not sell, lease, transfer or otherwise dispose of all or substantially all of its assets. In addition, Borrower will not sell, lease, transfer or otherwise dispose of any of its assets other than (a) pursuant to a transaction with an unrelated third party in the normal and ordinary course of business for value received and otherwise in accordance with the terms hereof, (including, without limitation, Section
1.1.6.5 c hereof) or (b) pursuant to a transaction not satisfying the standard under Clause "(a)" if the aggregate collective fair market value of the asset being transferred together with all other such transfers during the immediately preceding 12 calendar months does not exceed $50,000 (collectively, the "Permitted Transfers").

     5.7. Acquisitions and Investments. Borrower will not purchase or otherwise acquire (including, without limitation, by way of share exchange) any part or amount of the equity ownership or assets of, or make any investments in, any other corporation, partnership, limited liability company or other venture or enterprise. Notwithstanding the foregoing, Borrower may acquire or invest in the following (collectively, the "Permitted Investments"):

               a. Government and agency securities backed by the full faith and credit of the U.S. federal government; and

               b. Commercial paper of a U.S. domestic issuer rated A-1+ or A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investor Services, Inc. and maturing not more than 90 calendar days from the date of acquisition thereof; and

               c. Certificates of deposit (maturing within 12 calendar months after the date of issuance), time deposits, other deposits and bankers' acceptances issued by or established with U.S. federally insured commercial banks rated as "well capitalized" by their primary federal regulators, and having unimpaired capital and unimpaired surplus (collectively) of at least $250 million, and whose commercial paper (or commercial paper that is supported by such bank's letter of credit or commitment to lend) is rated as A-1+ or A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investor Services, Inc.; and

               d. Assets acquired pursuant to transactions permitted under Section 5.1 hereof or Section 5.2 hereof; and

               e. Other investments that collectively in the aggregate of any time do not exceed $50,000.

Notwithstanding the foregoing, unless and to the extent such investments are certificated and separately collaterally assigned to Lender, then the amounts of investments permitted under Clauses "a", "b" and "c" of this Section may not at any time exceed $50,000. In addition, Borrower will not establish or maintain any "securities account" with any "securities intermediary" (as such terms are defined in Article 8 of the UCC), unless a control agreement acceptable in form and substance to Lender is first executed by such "securities intermediary" securing Lender's first priority interest and rights in and to all "financial assets" and "security entitlements" associated with such "securities account".

     5.8. New Ventures: Mergers. Borrower will not (a) enter into any new business activities or ventures not directly related to its current business, or
(b) merge or consolidate with or into any other corporation, partnership, limited liability company or other organization, or (c) create or acquire (or cause or permit the creation or acquisition of) any Subsidiary or Affiliate (except the hiring of officers and directors). Notwithstanding the foregoing, Borrower may create or acquire (or cause or permit the creation or acquisition of) one or more wholly-owned Subsidiaries provided that (1) each such Subsidiary (at Lender's sole discretion) becomes a "Borrower," "Guarantor" and/or "Obligor" under the Loan Documents, and (2) a first priority security interest and pledge of 100% of the assets and equity of each such Subsidiary is perfected in favor of Lender as additional Collateral under the Loan Documents (except as otherwise permitted under Section 5.5).

     5.9. Transactions with Affiliates. Borrower will not enter into any transaction or agreement with any Subsidiary, Affiliate or other related enterprise except as follows: (a) reasonable and customary compensation arrangements in the ordinary course of business with its officers and directors, and (b) guaranties (if any) to the extent permitted by Section 5.3 hereof, and
(c) employee loans (if any) to the extent permitted under Section 5.4 hereof, and (d) reasonable and customary asset transfers among Borrowers (if any) to the extent permitted under Section 5.6 hereof, and (e) reasonable dividends and distributions (if any) to the extent permitted by Section 5.10 hereof, and (f) reasonable and customary management fees (if any) to the extent permitted under
Section 5.12 hereof.

     5.10. Distributions or Dividends. Borrower will not declare or make (directly or indirectly) any payment or distribution with respect to, or incur any liability for the purchase, acquisition, redemption or retirement of, any of its equity interests (including warrants therefor) or as a dividend, return of capital or other payment or distribution of any kind to any holder of any such equity interest. Notwithstanding the foregoing, Borrower will make all payments and distributions to Lender required under or in connection with the Warrant Agreement, the Warrants and/or any related warrant shares.

     5.11. Payment of Subordinated Indebtedness. Borrower will not incur or make any payments on Subordinated Indebtedness except as permitted by this Section or by a separate subordination agreement executed between such other creditor and Lender. Notwithstanding the foregoing, if any Subordinated Indebtedness is subsequently authorized by Lender and if any Default occurs under the Loan Documents, then Borrower will not make any further payments in connection with its Subordinated Indebtedness unless and until such Default has been waived or cured to Lender's satisfaction.

     5.12. Payment of Management Fees. Borrower will not pay any funds or otherwise incur or accrue any liabilities for any management or related services except (a) reasonable and customary compensation to bona fide full-time resident employees of Borrower, and (b) reasonable and customary compensation to consultant management employees, and (c) as otherwise permitted by this Section.

     5.13. Issuance of Additional Equity. Borrower will not permit the issuance (or reissuance) of any equity interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such beneficial or equity interest. Notwithstanding the foregoing, Borrower may issue additional equity interests provided that: (a) Borrower has provided written notice thereof to Lender at least 10 Business Days prior to such issuance (which notice must at least describe the type and amount of equity interests being purchased, the consideration to be received by Borrower in exchange for such issuance, and the identity of the purchaser), and (b) such equity interests are pledged to Lender (with a first lien priority) as additional Collateral hereunder at the time of issuance thereof using documentation that is in form and substance reasonably acceptable to Lender, and (c) no Default or Event of Default then exists under the Loan Documents or would otherwise result from the issuance of such equity interest (including, without limitation, a Default under the change in control restrictions set forth in Section 7.1.8 hereof). Further notwithstanding the foregoing, (a) the negative covenant under this Section restricting additional issuances of equity of Borrower will be automatically deleted herefrom and will be of no further force or effect immediately prior to (but conditioned upon) consummation of a Public Offering by Borrower (as defined in and in accordance with Section 4.20 hereof), and (b) prior to a Corporate Restructuring, Borrower may issue shares of common stock upon the exercise of warrants or options outstanding as of the Closing Date (without such equity being pledged as Collateral if the owner thereof has not otherwise executed an equity pledge in favor of Lender), and (c) as of and after a Corporate Restructuring, Borrower only may issue additional equity to its corporate parent that owns 100% of its equity.

     5.14. Removal of Assets. Borrower will not remove or permit the removal of any asset or group of assets (with a collective fair market value exceeding $10,000) to a jurisdiction or a county in which no financing statement on Form UCC-1 has been filed naming Lender as secured party" with respect to such assets. Notwithstanding the foregoing, Borrower may remove the following types of assets under the following conditions: (a) temporary removal of equipment for repair or replacement provided that Lender has received prior written notice thereof indicating the type of equipment, its approximate fair market value, the destination location and an estimate of the length of time that such equipment will be removed from the relevant jurisdiction, and (b) booths, displays, marketing materials and related accompanying equipment of Borrower being used temporarily in connection with marketing Borrower's business at trade shows or otherwise (provided that the aggregate fair market value thereof does not exceed $50,000), and (c) portable computer and related accompanying equipment being used by the officers, employees and independent representatives of Borrower in connection with accomplishing Borrower's business activities at home offices or otherwise (provided that the aggregate fair market value thereof does not exceed $50,000). Moreover, Borrower will not move the location of its chief executive office (or change its official mailing address) without providing Lender with prior written notice thereof.

     5.15. Modifications to Organic Documents. Borrower will not (a) amend or otherwise modify any of its Organic Documents, or (b) change its official name, its operating names or the names under which it executes contracts and conducts business.

     5.16. Modifications to Material Relationships. Borrower will not (and will not permit any other party to) cancel, terminate, amend, modify or otherwise alter (a) any Subordinated Indebtedness, or (b) any agreement regarding the provision of management services to Borrower, or (c) any Material Contract listed (or contract that should be listed) on Schedule 3.8 hereto.

     5.17. Margin Stock Restrictions; Other Federal Statutes. Borrower will not use any of the proceeds hereunder, directly or indirectly, to purchase or carry, or to reduce or retire any indebtedness that was originally incurred to purchase or carry, any Margin Stock or for any other purpose that might constitute the transactions contemplated hereby as a "Purpose Credit" within the meaning of the FRB's Margin Regulations. In addition, Borrower will not engage as its principal business in the extension of credit for purchasing or carrying Margin Stock. Borrower will not cause or permit any Loan Document to violate any other regulation of the FRB or the SEC or any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940 or the Small Business Investment Act of 1958, each as amended, or any rules or regulations promulgated under any of such statutes.


              ARTICLE 6: ADDITIONAL COLLATERAL AND RIGHT OF SET OFF

     6.1. Additional Collateral. As additional collateral for the payment of any and all indebtedness and obligations of Borrower to Lender (whether matured or unmatured, and whether now existing or hereafter incurred or created hereunder or otherwise), Borrower hereby grants Lender a security interest in and a lien upon all funds, balances and other property of any kind of Borrower, or in which Borrower has any interest (limited to the interest of Borrower therein), now or hereafter in the possession, custody or control of Lender or any Affiliate of Lender.

     6.2. Right of Set-Off. Lender is hereby authorized at any time and from time to time during the existence of an Event of Default hereunder (unless expressly prohibited by applicable law) to set-off and apply any and all deposits (general or special, time or demand, provisional or final) and other indebtedness at any time held or owing by Lender (or any of its Affiliates) to or for the credit or the account of Borrower against any and all of the indebtedness and monetary obligations of Borrower now or hereafter existing under the Loan Documents or any other evidence of indebtedness originated, acquired or otherwise held by Lender, irrespective of whether Lender shall have made any demand under the Loan Documents or other indebtedness and although such obligations may be unmatured. Notwithstanding the foregoing, Lender may not exercise such right of set-off if the only Event of Default existing at the time is under Section 7.1.14 hereof. Lender agrees to notify Borrower within a commercially reasonable time after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not in any way affect the validity of such set-off and application.

     6.3. Additional Rights. The rights of Lender under this Article 6 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) that Lender may have by contract, at law, or otherwise.


                         ARTICLE 7: DEFAULT AND REMEDIES

     7.1. Events of Default. Each of the following events separately constitutes an independent Event of Default hereunder (each of which may be waived by Lender in its sole and absolute discretion):

               7.1.1. Payment Obligations. If any payment of principal, interest or other sum payable to Lender under any Loan Document (including any Note) is not received by Lender on the date such payment is due and payable and such failure to receive payment continues for a period of five (5) Business Days after the due date therefor.

               7.1.2. Representations and Warranties. If any representations, warranty or other statement made in any Loan Document, or in any written report, schedule, exhibit, certificate, agreement, or other document given by or on behalf of Borrower or any other Obligor (or otherwise furnished in connection herewith) when made was misleading or incorrect in any material respect.

               7.1.3. Financial Covenants. If Borrower defaults in or fails to observe at any time any of the covenants set forth in Section 4.1 hereof.

               7.1.4. Other Covenants in Loan Documents. If Borrower or any other Obligor defaults in the full and timely performance when due of any other covenant or agreement contained in any Loan Document (or in any other document or agreement now or hereafter executed or delivered in connection herewith), and such default remains uncured for a period of ten (10) Business Days after the earlier of the date that Lender notifies Borrower thereof or the date that Borrower otherwise acquires knowledge or should have acquired knowledge thereof. Notwithstanding the foregoing, if such covenant Default is not reasonably subject to cure within such 10 Business Day period, then such Default will not be an Event of Default hereunder if and so long as (1) Lender was notified of the occurrence of such Default in writing within such 10 Business Day period, and (2) Borrower or such other Obligor commenced cure within such 10 Business Day period, and

(3) Borrower or such other Obligor continues to diligently pursue cure thereafter, and (4) such default is ultimately cured to Lender's satisfaction (or waived by Lender) within a reasonable period of time after such 10 Business Day period (but in any event within 90 calendar days after the occurrence of such Default).

               7.1.5. Default Under Other Agreements with Lender. If any event of default (as described or defined therein, which term shall include any notice and cure periods provided therein) occurs or exists under the provisions of any other credit agreement, security agreement, mortgage, deed of trust, indenture, debenture, cash management or account agreement, contract, lease or other agreement between Borrower, any Affiliate of Borrower or any other Obligor and Lender (or any Affiliate of Lender), unless such default is waived by Lender or cured to Lender's satisfaction.

               7.1.6. Default Under Material Agreements with Other Parties. If Borrower fails or refuses to make any one or more required payments (whether principal, interest or otherwise) aggregating in excess of $25,000 with respect to any Funded Debt (or with respect to any guaranty or reimbursement obligation of any such indebtedness) prior to the expiration of any applicable grace period with respect to such payment, or if any such indebtedness for borrowed money in excess of $25,000 is accelerated prior to its express maturity as a result of any default thereunder, or if any event of default (as described or defined therein, which term shall include any notice and cure periods provided therein) occurs or exists under the provisions of any Material Contract listed on
Schedule 3.8 hereto (or a contract that should be listed on Schedule 3.8 hereto under the terms hereof). Notwithstanding the foregoing, the occurrence of such an event of default thereunder will not constitute an Event of Default hereunder if and so long as either:

               (a) (l) lender was notified of the occurrence of such default in writing within 10 Business Days after the occurrence thereof, and (2) the other Person to such agreement has not formally declared an event of default thereunder, has not accelerated any related indebtedness in connection therewith, and is not then otherwise pursuing any remedies thereunder, and (3) Borrower continues to diligently pursue resolving such dispute with such Person, and (4) such event of default is ultimately cured (without incurring any material liability) to Lender's satisfaction within a reasonable period of time after such

                    10 Business Day period (but in any event within 90 calendar days after the occurrence of such default), or

               (b) Within 30 calendar days after the occurrence of such event of default, the services or products provided under such Material Contract are replaced by Borrower with substantially comparable services or products under a new contract with another Person (without incurring any material liability) that is in form and substance acceptable to Lender.

               7.1.7. Security Interest. If the security interest or lien in any of the Collateral (with a fair market value exceeding collectively $15,000), other than Collateral consisting of equity ownership interest in Borrower or in subsidiaries or other securities of Borrower (for which there is no permissible threshold for non-compliance), at any time does not constitute a legal, valid and enforceable security interest or lien in favor of Lender.

               7.1.8. Change of Control.

               a. Prior to the occurrence of a Corporate Restructuring:

                    (i) If Ram Mukunda ceases to own and control at least 65% of each class of voting securities of Borrower prior to the occurrence of a Public Offering of Borrower's common stock or ceases to own and control at least 40% (and, in any event, the largest single block) of each class of voting securities of Borrower after the occurrence of a public Offering of Borrower's common stock.

                    (ii) If Ram Mukunda or Prabhav Maniyar or Anthony Das ceases to hold a senior management position with active involvement in the management and operations of Borrower, unless (1) such event is by reason of his or her death or disability and (2) replacement management arrangements satisfactory to Lender (in its sole and absolute discretion) are made within 60 calendar days after such death or within 120 calendar days after the commencement of such period of disability.

               b. As of and after the occurrence of a Corporate Restructuring:

                    (i) If the corporate  holding  company of

Borrower ceases to own and control 100% of each class of equity securities of Borrower.

                    (ii) If Ram Mukunda or Prabhav Maniyar or Anthony Das ceases to hold a senior Management position with active involvement in the management and operations of Borrower, unless (1) such event is by reason of his or her death or disability and (2) replacement management arrangements satisfactory to Lender (in its sole and absolute discretion) are made within 60 calendar days after such death or within 120 calendar days after the commencement of such period of disability.

               7.1.9. Government Action.

                      a. If custody or control of any substantial part of the property of Borrower is assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency.

                      b. If any governmental regulatory authority or judicial body makes any other final nonappealable determination that (in Lender's reasonable judgment) could reasonably be expected to have or cause a Material Adverse Effect.

               7.1.10. Insolvency. If Borrower or any other Obligor that pledges Collateral or that is directly or indirectly liable to Lender for all or any part of the indebtedness under the Loan Documents (a) becomes insolvent, bankrupt or generally fails to pay its, his or her debts as such debts become due; or (b) is adjudicated insolvent or bankrupt in any proceeding; or (c) admits in writing an inability to pay its, his or her debts; or (d) comes under the authority of a custodian, receiver or trustee (or one is appointed for substantially all of its, his or her property); or (e) makes an assignment for the benefit of creditors; or (f) has commenced against it, him or her any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors that is either not contested or if contested is not dismissed or stayed within ninety
(90) calendar days after the commencement thereof; or (g) commences or institutes any proceedings under any law related to bankruptcy, insolvency, liquidation, dissolution or the reorganization, readjustment or release of debtors; or (h) calls a meeting of creditors with a view to arranging a composition or adjustment of debt; or (i) by any act or failure to act that indicates consent to, approval of or acquiescence in any of the foregoing.

               7.1.11.  Additional Liabilities.  If any
judgment, writ, warrant, attachment or execution or similar process that calls for payment or presents liability in excess of $100,000 is rendered, issued or levied against Borrower or any of its properties or assets and such liability is not paid, waived, stayed, vacated, discharged, settled, satisfied or fully bonded within thirty (30) calendar days after it is rendered, issued or levied.

               7.1.12. Business Interruption. If the operations of any switch or switch facility owned, controlled or used by Borrower is interrupted or curtailed at any time for a period in excess of 24 hours (whether or not consecutive) during any period of 7 consecutive calendar days.

               7.1.13. FCC and Other Regulatory-Action Defaults. In addition to the events described in Section 7.1.9 hereof, (a) if any Official Body (including the FCC) designates for an evidentiary hearing any applications of Borrower (or any Affiliate thereof) requesting any Authorization from such Official Body, any Tariff of Borrower, or any complaint, petition or motion of any third party affecting any of Borrower's requested or then-existing Licenses or other Authorizations, and Lender reasonably believes that the result thereof could be the termination, revocation, suspension, non-renewal or material (and adverse) modification of any material License, Tariff or other Authorization held by Borrower, or (b) if any Official Body (including the FCC) terminates, revokes or substantially and adversely modifies any material License, Tariff or other Authorization of Borrower (or any Affiliate thereof), or (c) if any Official Body (including the FCC) commences an action or proceeding seeking the termination, suspension, revocation, non-renewal or substantial and adverse modification of any material License, Tariff or other Authorization, or (d) if any material License, Tariff or other Authorization expires by its terms and is not renewed in a timely manner, or any material agreement which is necessary to the operation of any switch expires or is revoked or terminated and is not replaced by a comparable substitute or a substitute reasonably acceptable to Lender. For purposes of this Section 7.1.13, a "material" License or other Authorization is (1) any License or Authorization issued by the FCC or any State PUC, and (2) any other License or Authorization (alone or in conjunction with other Licenses and Authorizations then subject to any of the circumstances described in this Section) the loss of which (in Lender's reasonable judgment) could reasonably be expected to have or cause a Material Adverse Effect.

               7.1.14. Material Adverse Change. If Lender determines in good faith that a Material Adverse Change has occurred with respect to Borrower from the condition set forth in the financial statements furnished to Lender for the fiscal year ended immediately prior to the Closing Date, or from the condition of Borrower most recently disclosed to Lender in any annual financial statements furnished to Lender pursuant to Section 4.2.3 hereof. If (with respect either to any fiscal year or to any interim period in connection with a Public Offering) Borrower's auditors deliver to Lender a set of final draft audited financial statements or (if applicable) a set of final interim financial statements for a Public Offering, then Lender will notify Borrower (within 10 Business Days thereof if possible using commercially reasonable efforts) whether Lender believes in good faith that such financial statements (if finalized without modification) will evidence, for purposes of this Section 7.1.14, a Material Adverse Change in the financial condition from the condition of Borrower disclosed to Lender in the audited annual financial statements for the preceding fiscal year (but such notice from Lender will not otherwise indicate whether such financial statements demonstrate compliance with the Loan Documents, including without limitation, the financial covenants under Section 4.1. Moreover, to the extent that after the Closing Date the financial condition or performance of Borrower as of the Closing Date deteriorates during the balance of fiscal year 1997 but in accordance with the projections and business plan provided to Lender prior to the Closing Date, then such deterioration in and of itself will not constitute an Event of Default for purposes of this Section 7.1.14. Notwithstanding the foregoing, this Section 7.1.14 will not be effective until January 1, 1998, and if Borrower consummates an initial Public Offering prior to November 30, 1997, then this Section 7.1.14 will not be effective until July 1, 1998.

     7.2.      Remedies.

               7.2.1. General; Acceleration. At any time during the existence of any Event of Default, at the election of Lender but with notice thereof to Borrower (unless an Event of Default described in Section 7.1.10 hereof has occurred, in which case acceleration will occur automatically with respect to the entire indebtedness and without any notice), then Lender may accelerate the Line of Credit Maturity Date and may declare all or any portion of the indebtedness of Borrower to Lender (hereunder or otherwise, but including the unpaid balance of principal, interest and fees hereunder) to be immediately due and payable. At any time during the existence of any Event of Default, Lender will also have the immediate right to enforce and realize upon any collateral security granted hereunder or in connection herewith in any manner or order that Lender deems expedient without regard to any equitable principles of marshalling or otherwise.

               7.2.2. Other. In addition to any rights granted hereunder or in any other Loan Document, Lender will have all other legal and equitable rights and remedies granted by or available under any applicable law (including the rights of a secured party under the Uniform Commercial Code), and all rights and remedies will be cumulative in nature.

               7.2.3. Special FCC and State PUC-Related Remedies.

                      a. Borrower and Lender hereby acknowledge their intent that, during the existence of an Event of Default, to the fullest extent permitted by applicable law and governmental policy (including, without limitation, the rules, regulations and policies of the FCC and any State PUC), Lender will have all rights necessary or desirable to obtain, use and/or sell the assets and operations of Borrower and the other Collateral, and to exercise all remedies available to Lender under the Loan Documents, the Uniform
Commercial Code or other applicable law. The parties further acknowledge and agree that, in the event of changes in applicable law or governmental policy occurring subsequent to the date hereof that affect in any manner Lender's rights of access to, or use or sale of, Borrower's assets or other Collateral (including, without limitation, Licenses and other Authorizations issued by the FCC and any State PUC) or the procedures necessary to enable Lender to obtain such rights of access, use or sale during an Event of Default, Lender and Borrower will amend the Loan Documents, in such manner as Lender reasonably requests, in order to provide Lender with such rights to the greatest extent possible consistent with then-applicable law and governmental policy.

                    b. Borrower hereby agrees (during the existence of a Default) to take any actions that Lender may reasonably request in order to enable Lender to receive the full rights and benefits granted to Lender by the Loan Documents. Without limiting the generality of the foregoing, at any time during the existence of an Event of Default, at the cost and expense of Borrower, Borrower will use commercially reasonable efforts to assist and cooperate in obtaining all approvals (including, without limitation, all FCC approvals) which are then required by applicable law or contract for or in connection with any action or transaction contemplated by the Loan Documents or the Uniform Commercial Code. Borrower further agrees, upon Lender's request and at the expense of Borrower, at any time during the existence of an Event of Default, to prepare, sign, file and diligently prosecute (and to use its best efforts to cause the preparation, execution, filing and diligent prosecution by others) with the FCC or any State PUC the assignor's or transferor's portion of any applications for the FCC's or any

State PUC's consent to the assignment of Licenses or transfer of control thereof necessary or appropriate under the FCC's or any State PUC's rules for approval of any sale or transfer of any Collateral pursuant to the exercise of Lender's remedies under the Loan Documents. Borrower further agrees that, during the existence of a Default, Borrower will assist and cooperate with Lender (and will use its best efforts to cause others to assist and cooperate with Lender) to ensure that Borrower continues (a) to operate in the normal course of business, and (b) to fulfill all of its legal, regulatory and contractual obligations and
(c) to otherwise be properly and professionally managed. At Lender's request and the expense of Borrower, at any time during the existence of an Event of Default, such assistance and cooperation may include (without limitation) the employment of (and, to the maximum extent not prohibited by the rules, regulations and orders of the FCC or any State PUC, delegation of appropriate management authority to) one or more qualified and independent consultants and professional managers acceptable to Lender to assist in the interim operations of Borrower; all of which Borrower hereby agrees not to challenge. Borrower further consents to (and agrees that it will not challenge), at any time during the existence of an Event of Default, the transfer of control or assignment of Licenses, Tariffs, Authorizations and other assets to a receiver, trustee, transferee, or similar official or to any purchaser of the Collateral pursuant to any public or private sale, judicial sale, foreclosure or exercise of other remedies available to Lender as permitted by applicable law.

                      c. Notwithstanding anything to the contrary contained in any Loan Document, neither Lender nor Borrower will take any action pursuant to the Loan Documents that would constitute or result in any assignment of an FCC or State PUC License, Tariff or Authorization or any transfer of control of Borrower if such assignment of License, Tariff or Authorization or transfer of control would require under then existing law (including the written rules and regulations promulgated by the FCC) the prior approval of the FCC or a State PUC, unless such approval has been obtained (as applicable) from such State PUC (to the extent failure to obtain such approval by Lender could reasonably be expected to have or cause a Material Adverse Effect or could otherwise reasonably be expected to result in the imposition of a penalty in excess of $25,000) or from the FCC. Without limiting the generality of the foregoing, Lender specifically agrees that (a) voting rights with respect to the pledged shares of stock of Borrower will remain with the holders of such voting rights during the existence of an Event of Default unless and until any required prior approvals to the transfer of such voting rights shall have been obtained (as applicable) from any State PUC (to the extent failure to obtain


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




such approval by Lender could have or cause a Material Adverse Effect or could otherwise reasonably be expected to result in the imposition of a penalty in excess of $25,000) or from the FCC, and (b) during the existence of any Event of Default and foreclosure upon the Collateral by Lender, there will be either a private or public sale of the Collateral that complies with applicable rules and policies of any State PUC (to the extent failure to comply with such rules and policies could have or cause a Material Adverse Effect or could otherwise reasonably be expected to result in the imposition of a penalty in excess of $25,000) and the FCC, and (c) prior to the exercise of voting rights by the purchaser at any such sale, any consent of any State PUC or the FCC required pursuant to any State Act (to the extent failure to obtain such consent could have or cause a Material Adverse Effect or could otherwise reasonably be expected to result in the imposition of a penalty in excess of $25,000) or the Federal Communications Act (respectively) will be obtained.


                             ARTICLE 8: DEFINITIONS

     8.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

               8.1.1.  "Account"  means, at any relevant time, the designated or principal deposit account of Borrower at Lender for purposes of effecting transactions hereunder (and, if applicable, under the Cash Management Agreements).

               8.1.2. "Adjusted LIBO Rate" means the rate per annum (rounded upwards, if necessary, to the next l/100th of 1%) determined by Lender pursuant to the following formula:

          Adjusted LIBO Rate =              LIBO Rate
                                        ----------------------
                                        1 - Reserve Percentage

For purposes of this calculation, "LIBO Rate" means the London Interbank Offered Rate per annum (determined by Lender) on the first day of any Interest Period for which the Adjusted LIBO Rate is applicable as published by Bloomberg or Dow Jones-Telerate and displayed on page 3750 as the BBA LIBOR (or, if neither Bloomberg nor Dow Jones-Telerate is then available, then as published by Reuters Monitor Money Rates Service and displayed on the LIBO page as the "Libo Rate") (or, in any such instance, as published by such other service or displayed on such other page as may replace such service or page for the purpose of displaying rates or prices comparable to the designated rate) for the offering of dollar deposits by leading banks in the London interbank market for a period of approximately 3 months and an amount


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




approximately equal to the amount outstanding hereunder to which such LIBO Rate will be applicable. If more than one such rate is displayed on such page or its replacement, then the LIBO Rate will be the arithmetic mean of such displayed rates. If the first day of the applicable Interest Period is not a Business Day, then the applicable LIBO Rate will be the rate in effect on the immediately preceding Business Day. For purposes of this calculation, "Reserve Percentage" means that percentage (expressed as a decimal) prescribed by the FRB (or any other governmental or administrative agency to which Lender is subject) for determining the reserve requirements (including, without limitation, any basic, supplemental, marginal or emergency reserves) for (a) Lender's negotiable, non-personal time deposits in U.S. Dollars with maturities of comparable duration, or (b) deposits of U.S. DoLlars in a non-U.S. or an international banking office of Lender used to fund loans.

               8.1.3. "Advance" means any advance of funds under any Facility.

               8.1.4.  "Advance  Request"  has the  meaning set forth in Section
1.4.1 hereof.

               8.1.5. "Affiliate" of any Person or entity means (a) any Person directly or indirectly owning, controlling or holding 5% or more of the outstanding beneficial interest in such person or entity, or (b) any Person as to which such other Person or entity directly or indirectly owns, controls or holds 5% or more of the outstanding beneficial interest, or (c) any Person directly or indirectly controlling, controlled by, or under common control with such other person or entity, or (d) any officer, director, partner or member of such Person, but such term with respect to Borrower does not include Lender.

               8.1.6. "Agreement" means this Credit Facility Agreement and all the exhibits and schedules hereto, all as may be amended and otherwise modified from time to time hereafter.

               8.1.7. "Authorized Officer" means any officer, employee or representative of such organization who is expressly designated as such or is otherwise authorized to borrow funds hereunder or, as appropriate, to sign loan documents and/or deliver certificates on behalf of such organization pursuant to the provisions of such organization's most recent resolution on file with Lender.

               8.1.8. "Authorization" means any License or other governmental permit, certificate and/or approval issued by or any Tariff filed with an Official Body.


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



               8.1.9. "Available Credit Portion" means that portion of the Current Line of Credit Commitment that is generally available in the ordinary course for borrowing at any time under the Line of Credit Facility, as such amount is determined in accordance with Section 1.3 hereof.

               8.1.10.   "BIC" means Billing Concepts, Inc.

               8.1.11. "BIC Billing Agreement" means the Billing and Information Management Service Agreement between BIC and Borrower (as the same may be amended, supplemented, modified or replaced from time to time and including any similar agreement entered into between BIC and Borrower during the term of this Agreement) pursuant to which BIC will, upon submission to it of billing information for Borrower rated calls and in exchange for certain processing and other fees therein specified, process such billing information and act as Borrower's agent to collect accounts receivable due to Borrower from one or more LECs.

               8.1.12. "Billing Agent" means any Person (whether or not acting pursuant to an agreement) who, directly or indirectly, submits billing information with respect to Borrower rated calls to any LEC or any other Person.

               8.1.13. "Billing Concepts" means Billing Concepts, Inc. (formerly known as U.S. Billings, Inc.), or any successor or permitted assignee thereof.

               8.1.14. "Borrower" means, individually and collectively, the following:

                         a. STARTEC, Inc., a Maryland corporation, having its principal and chief executive office at the address specified in Section 9.7 hereof, or any successor or authorized assignee thereof, and

                         b. Any other entity subsequently added hereto as a Borrower hereunder, or any successor or authorized assignee thereof.

               8.1.15. "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks under the laws of the Commonwealth of Virginia (or, with respect to certain LIBO Rate matters, banks in London, England) are authorized or required to be closed.

               8.1.16.  "Capital  Expenditures"  means


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




expenditures (a) for any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one (1) year, including direct or indirect acquisition of such assets or (b) for any Capital Leases.

               8.1.17. "Capital Leases" means capital leases and subleases as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13 dated November 1976 (as amended and updated from time to time).

               8.1.18. "Cash Management Agreements" means the cash management agreements (as amended from time to time) executed and delivered hereunder, including, as appropriate, without limitation, (a) a target balance management agreement, and (b) a target balance management loan rider, and (c) a master repurchase agreement, and (d) an information reporting agreement, and (e) a cash concentration service agreement, and (f) a wholesale lockbox agreement.

               8.1.19. "Closing Date" means the date on which all conditions precedent to the effectiveness of this Agreement under Section 2.1 hereof have been satisfied or waived by Lender.

               8.1.20. "Code" means the Internal Revenue Code of 1986, as amended.

               8.1.21. "Collateral" means the collateral security committed to Lender under the Collateral Security Documents executed by Borrower or any other Obligor in favor of Lender pursuant to this Agreement from time to time and/or pursuant to all similar or related documents and agreements from time to time, all as amended from time to time.

               8.1.22. "Collateral Security Documents" means, individually and collectively, (a) the Security Agreements and the financing statements filed pursuant thereto, and (b) the Pledge and Security Agreements, and (c) any additional documents guaranteeing indebtedness, assuring performance of obligations, subordinating indebtedness, or granting security or Collateral to Lender hereunder, all as amended from time to time.

               8.1.23. "Commitment" means any commitment for credit pursuant to a Facility established hereunder.

               8.1.24.  "Corporate  Restructuring"  has the meaning set forth in
Section 4.20.1 hereof.

               8.1.25. "Current Line of Credit Commitment" means the absolute maximum amount of credit that is available for


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



borrowing at any time under the Line of Credit Facility, as such amount is determined in accordance with Section 1.3 hereof.

               8.1.26. "Default" means any event or circumstance that with the giving of notice or the passage of time would constitute an Event of Default.

               8.1.27.   "Dollar" or "$" means U.S. dollars.

               8.1.28. "EBITDA" means, at the time of any determination, the sum of the following items for Borrower during the relevant four consecutive fiscal quarter period:

                         a. Net income from continuing operations during such period -- i.e., excluding extraordinary gains and income items and the cumulative effect of accounting changes -- determined in accordance with GAAP, and

                         b.   Plus  Interest  Expense  during such  period,  but
                              subtract   interest  income  accrued  during  such
                              period, and

                         c.   Plus  federal  and  state  income  taxes  paid and
                              accrued  in  accordance   with  GAAP  during  such
                              period, and

                         d. Plus depreciation permitted under GAAP during such period, and

                         e. Plus amortization expense permitted under GAAP during such period.

For purposes of this calculation, interest shall include interest accrued under Capital Leases, determined in accordance with GAAP.

          8.1.29. "Eligible Accounts" means, at any date, all billed accounts receivable then properly due to Borrower from all directly-billed customers and all LECs, other than the following: (a) accounts more than 90 calendar days past the date on which the customer was originally directly billed by Borrower for such calls or past the date on which the related billing information for Borrower rated calls is transmitted to such LEC, and (b) accounts the liability for which has been disputed by the customer or the LEC or for which the customer or the LEC has claimed set off rights or other defenses, and (c) accounts owing from any customer or LEC that shall take or be the subject of any action or proceeding of the type described in Section 7.1.10 hereof, and (d) accounts as to which Borrower does not have all necessary Authorizations in order to be entitled to bill and collect such amounts, and (e) accounts, the full and timely collection of which Lender, in its good faith judgment, believes to be doubtful.

               8.1.30. "Environmental Control Statutes" has the meaning set forth in Section 3.16 hereof.

               8.1.31. "EPA" means the United States Environmental Protection Agency or any other entity that succeeds to its responsibilities and powers.

               8.1.32. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and as implemented and interpreted.

               8.1.33. "ERISA Affiliate" means any company, whether or not incorporated, which is considered a single employer with Borrower under Titles I, II and IV of ERISA.

               8.1.34.  "Event of Default" means each of the events described in
Section 7.1 hereof.

               8.1.35.  "Facility" means any credit facility  established  under
Article 1 hereof.

               8.1.36. "FCC" means the Federal Communications Commission or any other entity or agency that succeeds to its responsibilities and powers.

               8.1.37. "Federal Communications Act" means the Communications Act of 1934, as amended, and as implemented by the FCC and interpreted by the FCC or any court of competent jurisdiction.

               8.1.38. "FRB" means the Board of Governors of the Federal Reserve System or any other entity or agency that succeeds to its responsibilities and powers.

               8.1.39. "Funded Debt" means, at the time of any determination, the aggregate principal amount of indebtedness of Borrower for the following:

                         a. Borrowed money (including the indebtedness under the Loan Documents, but not including trade indebtedness permitted under Section 5.2.b hereof), and


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



                         b.   Installment   purchases   of  real   or   personal
                              property, and

                         c.   Capital Leases, and

                         d.   Deferred   purchase   price  in  connection   with
                              acquisitions, and

                         e. Reimbursement obligations under letters of credit, and,

                         f. Any indebtedness or contractual payment obligation that is not paid within 120 calendar days of the due date therefor, and

                         g. Guaranties of indebtedness and obligations that would constitute Funded Debt hereunder if the primary obligor thereof were Borrower, and

                         h. Indebtedness otherwise required to be included as part of "Funded Debt" under Section 5.2 hereof.

Notwithstanding the foregoing, the term "Funded Debt" includes the Subordinated Indebtedness.

               8.1.40. "GAAP" means generally accepted accounting principles applied on a consistent basis set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or in such other statements by such other entity as Lender may reasonably approve, which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

               8.1.41. "Hazardous Materials" includes (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C.
Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; or (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.
Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; or (c) any other substance the use or presence of which on, in, under or above any real property ever owned, controlled or used by Borrower is similarly regulated or prohibited by any federal, state or local law, rule, ordinance, regulation or decree of any court or governmental authority as a hazardous material.

               8.1.42. "Interest Coverage Ratio" means, at any time such ratio is being computed, the ratio of "OCF" (for the immediately preceding four fiscal quarters) to "Interest Expense" (for the immediately preceding four fiscal quarters).

               8.1.43. "Interest Expense" means, at the time of any determination, the amount of interest and other finance charges of Borrower required to be charged as an expense under GAAP during the relevant four consecutive fiscal quarter period (including, without limitation, the fees under Section 1.7 hereof and any other such charges with respect to any Funded Debt). For purposes of this calculation, interest includes interest accrued under Capital Leases.

               8.1.44. "Interest Period" means (a) with respect to the Prime Rate, a period of one (1) Business Day, and (b) with respect to the Adjusted LIBO Rate, a period of 3 months duration commencing initially on the date of the relevant Advance and ending 3 months thereafter and (after such initial Interest Period) commencing on the day immediately following the last day of the preceding Interest Period and ending on the corresponding day 3 months thereafter.

               8.1.45.   "LEC" means a local exchange carrier.

               8.1.46. "Lender" means Signet Bank, or any successor thereof, or any assignee, participant or other transferee of Lender hereunder.

               8.1.47. "Leverage Ratio" means, at any time such ratio is being computed, the ratio of "Funded Debt" to "OCF (i.e., Operating Cash Flow)" (for the immediately preceding four fiscal quarters).

               8.1.48. "LIBO Rate" has the meaning set forth in the definition of "Adjusted LIBO Rate".

               8.1.49. "License" means any authorization, construction or other permit, consent, franchise, ordinance, registration, certificate, license, call sign, frequency designation, agreement or other right filed with, granted by, issued by or entered into with any Official Body.

               8.1.50.  "Lien" means any security  interest,  mortgage,  pledge, hypothecation,  assignment, deposit arrangement,
encumbrance, lien (statutory or otherwise), reversionary or reclamation interest, charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

               8.1.51.   "Line  of  Credit   Commitment"  means  the  Commitment
established pursuant to Section 1.1 hereof and Section 1.3 hereof.

               8.1.52. "Line of Credit Facility" means the line of credit Facility as described in Article 1 hereof.

               8.1.53. "Line of Credit Maturity Date" has the meaning set forth in Section 1.1.2 hereof, as may be extended from time to time in Lender's sole and absolute discretion.

               8.1.54. "Line of Credit Note" means that certain Note payable to the order of Lender prepared in accordance with Section 1.1.4 hereof, as may be amended, modified, restated, replaced, supplemented, extended or renewed from time to time hereafter.

               8.1.55.   "LLC" means a limited liability company.

               8.1.56. "Loan" means any loan or Advance of funds under any Facility as well as any other credit extended by Lender to Borrower under this Agreement.

               8.1.57. "Loan Documents" means this Agreement, any Notes, the Collateral Security Documents and any other documents, agreements and certificates entered into or delivered in connection herewith or therewith or pursuant hereto or thereto, all as may be amended, modified and supplemented from time to time.

               8.1.58. "Local Authorities" means, individually and collectively, the state and local governmental authorities that govern the activities of Borrower.

               8.1.59.  "Margin Regulation" has the meaning set forth in Section
3.17 hereof.

               8.1.60. "Margin Stock" has the meaning set forth in Section 3.17 hereof.

               8.1.61. "Material Adverse Change" means any change that has or causes or could reasonably be expected to have or cause a Material Adverse Effect.

               8.1.62. "Material Adverse Effect" means, relative to any occurrence of whatever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a material adverse change to, or, as the case may be, a materially adverse effect on:

                         a.   The   business,   assets,   revenues,    financial
                              condition, operations, Collateral or prospects of Borrower or other Obligor; or

                         b. The ability of Borrower to perform any of its payment obligations when due or to perform any other material obligations under any Loan Document; or

                         c. Any right, remedy or benefit of Lender under any Loan Document.

               8.1.63.  "Material Contract" has the meaning set forth in Section
3.8 hereof.

               8.1.64. "Monthly Net Revenue" means, as of the time of any such determination, the net revenue for the particular month calculated in accordance with GAAP.

               8.1.65. "Notes" means, individually and collectively, each promissory note delivered to Lender pursuant to any Loan Document and evidencing any indebtedness to Lender under the Loan Documents (each as may be amended, modified, supplemented, restated, extended, renewed or replaced from time to time).

               8.1.66. "Obligations" means all of the indebtedness and obligations (monetary or otherwise) of Borrower and any other Obligor arising under or in connection with any Loan Document as well as all indebtedness and obligations (monetary or otherwise) of any Affiliate of Borrower or other Obligor arising under or in connection with any agreement between any such Affiliate and Lender (or any Affiliate of Lender).

               8.1.67. "Obligor" means Borrower or any other Person (other than Lender) obligated under any Loan Document.

               8.1.68. "OCF" (or "Operating Cash Flow") means, at the time of any determination, the sum of the following items for Borrower during the relevant four consecutive fiscal quarter period:


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



                         a.   EBITDA during such period, and

                         b. Plus reasonable non-recurring acquisition expenses acceptable to or approved by Lender during such period, and

                         c. With respect to liabilities under Deferred Compensation Plans and Agreements: add accrued liabilities reflected on the financial statements in accordance with GAAP during such period, and subtract payments made on such liabilities during such period, and otherwise adjust (as appropriate) to reflect changes required under GAAP during such period in the amounts of such accrued liabilities with respect to accruals made during a previous reporting period, and

                         d. With respect to other non-cash items: add the total amount of other non-cash expenses recognized during such period (to the extent not already accounted for in one of the above categories), but subtract the total amount of other non-cash revenue recognized during such period (to the extent not already accounted for in one of the above categories).

For purposes of this calculation, interest shall include interest accrued under Capital Leases, determined in accordance with GAAP.

               8.1.69. "Official Body" means any federal, state, local, or other government or political subdivision (and any agency, authority, bureau, central bank, commission, department or instrumentality of either, including the FCC and each State PUC) and any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

               8.1.70. "Organic Document" means, relative to any entity, its certificate and articles of incorporation or organization, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, an LLC or otherwise).

               8.1.71. "PBGC" means the Pension Benefits Guaranty Corporation or any other entity that succeeds to its responsibilities and powers under ERISA.

               8.1.72.  "Permitted  Guaranties"  has the  meaning  set  forth in
Section 5.3 hereof.

               8.1.73.  "Permitted  Indebtedness"  has the  meaning set forth in
Section 5.2 hereof.

               8.1.74.  "Permitted  Investments"  has the  meaning  set forth in
Section 5.7 hereof.

               8.1.75.  "Permitted  Liens" has the  meaning set forth in Section
5.5 hereof.

               8.1.76.  "Permitted  Loans" has the  meaning set forth in Section
5.4 hereof.

               8.1.77.  "Permitted  Transfers"  has the  meaning  set  forth  in
Section 5.6 hereof.

               8.1.78. "Person" means any natural person, corporation, LLC, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

               8.1.79. "Plan" means any pension benefit or welfare benefit plan as defined in Sections 3(1), (2) or (3) of ERISA covering employees of Borrower or any ERISA Affiliate of Borrower.

               8.1.80. "Pledge and Security Agreements" means, individually and collectively, each pledge and security agreement relating to a pledge of an equity interest in an enterprise (all as may be amended, modified and supplemented from time to time) required to be executed and delivered in favor of Lender pursuant to the Loan Documents.

               8.1.81. "Portion" means a designated portion of the indebtedness hereunder as to which a specified Rate Index (and a corresponding Rate Margin) has been selected or deemed to be applicable.

               8.1.82. "Prime Rate" means the rate of interest per annum publicly announced by Lender from time to time as its prime rate of interest on direct, short-term borrowings to its large business customers with high credit standings; such term, however, does not necessarily mean Lender's best or lowest rate available.

               8.1.83.  "Public  Offering"  has the meaning set forth in Section
4.20.1 hereof.

               8.1.84. "Rate Index" has the meaning set forth in Section 1.1.5 hereof.

               8.1.85. "Rate Margin" has the meaning set forth in Section 1.1.5 hereof.

               8.1.86. "Reserve Percentage" has the meaning set forth in the definition of "Adjusted LIBO Rate".

               8.1.87. "SEC" means the Securities and Exchange Commission or any other entity that succeeds to its responsibilities and powers.

               8.1.88. "Securities Acts" means, collectively, the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and as implemented by the SEC and interpreted by the SEC or any court of competent jurisdiction.

               8.1.89. "Security Agreements" means, collectively, each security agreement (as may be amended, modified and supplemented from time to time) required to be executed and delivered in favor of Lender pursuant to Article 2 hereof, and any other security agreement required or delivered in connection with the Loan Documents, including, without limitation, any intellectual property assignments or security agreements required to be delivered pursuant to
Article 2 hereof.

               8.1.90.   "Senior  Funded  Debt"  means,   at  the  time  of  any
determination, the aggregate principal amount of indebtedness of Borrower outstanding under the Loan Documents.

               8.1.91. "Settlement Date" means, with respect to any Advance hereunder, the date on which funds are advanced by Lender.

               8.1.92. "Signet Bank" means Signet Bank, a Virginia-chartered, federally insured commercial bank, or any successor thereof, having an office at the address specified in Section 9.7 hereof, and which is Lender hereunder at the time of execution hereof.

               8.1.93.  "State Act" means the law of any state


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




in which Borrower does business that governs the provision of telecommunications services within such state that are applicable to Borrower, as amended from time to time, and as implemented by the applicable State PUC or any court of competent jurisdiction.

               8.1.94. "State PUC" means the public utilities commission of any state or any other regulatory agency of any state in which Borrower does business that is vested with jurisdiction over Borrower and over the provision of telecommunication services within such state.

               8.1.95. "Subordinated Indebtedness" means all indebtedness and monetary obligations of Borrower (other than indebtedness in favor of Lender or indebtedness and obligations expressly excluded therefrom by Lender), including, without limitation, all indebtedness treated or defined as "Subordinated Indebtedness" under any separate Subordination Agreement by and among Borrower, Lender and another Person. Notwithstanding the foregoing, the term "Subordinated Indebtedness" (unless Lender otherwise requires) does not include indebtedness permitted under Section 5.2(a or b) hereof or (to the extent consistent with Section 5.5.b hereof) under Section 5.2(c or d) hereof.

               8.1.96.  "Subscriber"  means  any  Person  who is a  customer  of
Borrower's   residential   telecommunications   services   (including,   without
limitation, long distance services).

               8.1.97. "Subsidiary" of any Person or entity means any Person as to which such other Person or entity (a) directly or indirectly owns, controls or holds 25% or more of the outstanding beneficial interest or (b) is otherwise required in accordance with GAAP to be considered as part of a consolidated organization.

               8.1.98. "Tariff" means any tariff, rate schedule or similar document that is either (a) required by law or applicable regulation to be filed with the FCC or a State PUC or (b) permitted by law or applicable regulation so to be filed and actually filed by Borrower.

               8.1.99. "UCC" means the Uniform Commercial Code as in effect in the applicable jurisdiction.

               8.1.100. "Warrants" has the meaning set forth in Section 1.7 hereof.

     8.2.      Rules of Interpretation and Construction.

               8.2.1. Plural: Gender. Whenever used herein, (a) a singular number includes the plural, and the plural includes


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



the singular, and (b) the use of the masculine, feminine or neuter gender includes all genders.

               8.2.2. Financial and Accounting Terms. Except as otherwise specifically provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in the Loan Documents shall be defined and determined in accordance with GAAP.

               8.2.3. Independence of Covenants and Defaults. All covenants and defaults contained in the Loan Documents shall be given independent effect. If a particular action or condition is not permitted by any covenant in the Loan Documents, then the fact that such action or condition would be permitted by an exception to (or would otherwise be within the limitations of) another covenant in the Loan Documents shall not avoid the occurrence or existence of a Default if such action is taken or if such condition exists.


                            ARTICLE 9: MISCELLANEOUS

     9.1. Indemnification. Reliance and Assumption of Risk Provisions. Without limiting any other indemnification in any Loan Document, Borrower hereby agrees to defend Lender (and its directors, officers, employees, agents, counsels and Affiliates) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, interests, judgments, costs, or expenses (including without limitation, fees and disbursements of counsel) incurred by any of them arising out of or in any way connected with any Loan Document, except for losses resulting directly and exclusively from such Person's own gross negligence, willful misconduct or fraud. In addition, Borrower will reimburse and indemnify Lender for all costs, expenses and losses resulting from the following: (1) any failure or refusal by Borrower or by any Affiliate of Borrower to provide any requested assistance or cooperation in connection with any attempt by Lender to liquidate any Collateral in the event of any Event of Default and/or any attempt by Lender to otherwise exercise its rights hereunder, and (2) any misrepresentation, gross negligence, fraud or willful misconduct by Borrower (or any of its employees or officers), or any other person or entity pledging Collateral hereunder. Moreover, with respect to any Advance Request or other communication between Borrower and Lender hereunder and all other matters and transactions in connection therewith, Borrower hereby irrevocably authorizes Lender to accept, rely upon, act upon and comply with any verbal or written instructions, requests, confirmations and orders of any Authorized Officer of Borrower. Borrower acknowledges that the transmissions of any such instruction, request, confirmation, order or other communication involves the possibility of errors, omissions, mistakes and discrepancies, and Borrower agrees to adopt such internal measures and operational procedures to protect its interest. By reason thereof, Borrower hereby assumes all risk of loss and responsibility for -- and hereby releases and discharges Lender from any and all risk of loss and responsibility for, and agrees to indemnify, reimburse on demand and hold Lender harmless from -- any and all claims, actions, damages, losses, liability and expenses by reason of or in any way related to (a) Lender's accepting, relying and acting upon, complying with or observing any such instructions, requests, confirmations or orders from or on behalf of any such Authorized Officer, and (b) any such errors, omissions, mistakes and discrepancies by (or otherwise resulting from or attributable to the actions or inactions of) any Authorized Officer or Borrower; provided, however, Borrower does not assume hereby the risk of any foreseeable actual loss resulting directly and exclusively from Lender's own fraud or willful misconduct. Borrower's obligations provided for in this Section will survive any termination of this Agreement, and the repayment of the outstanding balances hereunder.

     9.2. Assignments and Participations. No Loan Document may be assigned (in whole or in part) by Borrower without the prior written consent of Lender. Notwithstanding any other provision of any Loan Document, without receiving any consent of Borrower, Lender at any time and from time to time may syndicate, participate or otherwise transfer or assign its rights and obligations under the Loan Documents (or the indebtedness evidenced thereby) as follows: (a) up to 49% of its rights and obligations under any of the Loan Documents (or any of the indebtedness evidenced thereby) to any Person, and (b) all (or any proportionate part of) its rights and obligations under any of the Loan Documents (or any of the indebtedness evidenced thereby) to any Affiliate of Lender or any successor-in-interest to Lender's Media Communications Group, and (c) all (or any proportionate part of) its rights and obligations under any of the Loan Documents (or any of the indebtedness evidenced thereby) to any Person during the existence of any Event of Default under the Loan Documents. In addition, Borrower will not unreasonably withhold its consent to any request by Lender to syndicate, participate or otherwise transfer or assign all or any portion of its interest in excess of 49%. Lender will make reasonable efforts to notify
Borrower of any such participation, transfer or assignment within twenty (20) Business Days thereafter; however, a failure to so notify will in no way impair any rights of Lender or any participant, transferee or assignee. Upon execution and delivery of an appropriate instrument between any such participant, transferee or assignee and Lender, then (at Lender's request) such participant, transferee or assignee will become a

Lender party to this Agreement and will have all the rights and obligations of a Lender as set forth in such instrument. At Lender's request, Borrower will execute (or re-execute) and deliver (or otherwise obtain) any documents necessary to reflect or implement any such participation, transfer or assignment (including, without limitation, replacement promissory notes and any requested letters authorizing such participant, transferee or assignee to rely on existing certificates and opinions) and will otherwise fully cooperate in any such syndication process.

     9.3. No Waiver: Delay. To be effective, any waiver by Lender must be expressed in a writing executed by Lender. Once a Default occurs under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender (in its sole and absolute discretion) in writing; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by Lender (in its sole and absolute discretion) in writing. If Lender waives any power, right or remedy arising hereunder or under any applicable law, then such waiver will not be deemed to be a waiver (a) upon the later occurrence or recurrence of any events giving rise to the earlier waiver or (b) as to any other Obligor. No failure or delay by Lender to insist upon the strict performance of any term, condition, covenant or agreement of any of the Loan Documents, or to exercise any right, power or remedy hereunder, will constitute a waiver of compliance with any such term, condition, covenant or agreement, or preclude Lender from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender will not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or any other Loan Document or to declare an Event of Default for failure to effect such prompt payment of any such other amount. The remedies provided herein are cumulative and not exclusive of each other, the remedies provided by law, and the remedies provided by the other Loan Documents.

     9.4. Modification and Amendment. Except as otherwise expressly provided in this Agreement, no modification or amendment hereof will be effective unless made in a writing signed by appropriate officers of the parties hereto.

     9.5.Disclosure of Information to Third Parties. Lender will employ reasonable procedures to treat as confidential all written, non-public information delivered to Lender pursuant to this Agreement concerning the performance, operations, assets, structure and business plans of Borrower that is conspicuously designated by Borrower as confidential information. While other or different confidentiality procedures may be employed by Lender, the actual procedures employed by Lender for this purpose will be conclusively deemed to be reasonable if they are at least as protective of such information as the procedures generally employed by Lender to safeguard the confidentiality of Lender's own information that Lender generally considers to be confidential. Notwithstanding the foregoing, Lender may disclose any information concerning Borrower in Lender's possession from time to time (a) to permitted participants, transferees, assignees and investors (including prospective participants, transferees, assignees and investors), but subject to a reasonable confidentiality agreement regarding any nonpublic confidential information thereby disclosed, and (b) in response to credit inquiries consistent with general banking practices, and (c) to any federal or state regulator of Lender, and (d) to Lender's Affiliates, employees, legal counsel, appraisers, accountants, agents and investors, and (e) to any Person pursuant to compulsory judicial process, and (f) to any judicial or arbitration forum in connection with enforcing the Loan Documents or defending any action based upon the Loan Documents or the relationship between Lender and Borrower, and (g) to any other Person with respect to the public or non-confidential portions of any such information. Lender may also include operational and performance information and data relating to Borrower in compilations, reports and data bases assembled by Lender (or its Affiliates) and used to conduct, support, assist in and validate portfolio, industry and credit analysis; provided, however, that Lender may not thereby disclose to other Persons any information relating to Borrower in a manner that is attributable to Borrower unless (1) such disclosure is permitted under the standards outlined above in this Section or (2) Borrower otherwise separately consent thereto (which consent may not be unreasonably withheld).

     9.6.Binding Effect and Governing Law. This Agreement and the other Loan Documents have been delivered by Borrower and the other Obligors and have been received by Lender in the Commonwealth of Virginia. This Agreement and all documents executed hereunder are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and all documents executed hereunder are governed as to their validity, interpretation, construction and effect by the laws of the Commonwealth of Virginia (without giving effect to the conflicts of law rules of Virginia).

     9.7. Notices. Any notice, request, consent, waiver or other communication required or permitted under or in connection with the Loan Documents will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below:

     If to Borrower      [Party Entitled to Notice]
     or its Affiliates:       c/o STARTEC, Inc.
                              10411 Motor City Drive
                              Bethesda, MD 20817
                              Attention: Chief Financial Officer
                              Facsimile: (301) 365-8787

                              With a copy to the following Listed counsel or such other counsel as may be designated by Borrower from time to time (and which notice shall not constitute notice to Borrower and failure to give such notice shall not affect the effectiveness of notice to Borrower):

                              Shulman, Rogers, Gandal,
                              Pordy & Ecker, P.A.
                              11921 Rockville Pike
                              Suite 300
                              Rockville, MD 20853
                              Attention: Karl L. Ecker, Esquire
                              Facsimile: (301) 230-2891

     If to Lender:            Signet Bank
                              7799 Leesburg Pike, Suite 500
                              Falls Church, VA 22043
                              Attention: Vincent P. Griffen,
                              Vice President
                              Facsimile: (703) 506-9712

                              With a copy to the following listed counsel or such other counsel as may be designated by Lender from time to time (and which notice shall not constitute notice to Lender and failure to give such notice shaLl not affect the effectiveness of notice to Lender):

                              Samuel G. Rubenstein, Esquire
                              Bryan Cave LLP
                              700 13th Street, N.W., Suite 700
                              Washington, D.C. 20005
                              Facsimile: (202) 508-6200

Any party to a Loan Document may change its address or facsimile number for notice purposes by giving notice thereof to the other parties to such Loan Document in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earLier), or (b) if by facsimile, then upon successful transmittal to such party's designated number, or (c) if by telegraph, then upon actual receipt or 2 Business Days after delivery to the telegraph company (whichever is earlier), _ (d) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (e) if otherwise delivered, then upon actual receipt. For any and all purposes related to giving and receiving notices and communications between Borrower and Lender under any Loan Document, Borrower hereby irrevocably appoints its President and Chief Financial Officer as its agents to whom Lender may give and from whom Lender may receive all such notices and communications.

     9.8. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     9.9. Time of Day. All time of day restrictions imposed herein shall be calculated using Eastern Time.

     9.10. Relationship with Prior Agreements. This Agreement completely and fully supersedes all oral agreements and all other and prior written agreements by and between Borrower and Lender concerning the terms and conditions of this credit arrangement. This Agreement renews, restructures and continues the Business Loan Agreement between Borrower and Lender dated as of June 11, 1997 without any novation, discharge, release or satisfaction of the underlying obligations or indebtedness (or any guaranty or collateral security therefor), all of which obligations, indebtedness and security remain outstanding under the Credit Agreement and the amended and restated Note.

     9.11. Severability. If fulfillment of any provision of or any transaction related to any Loan Document at the time performance is due involves transcending the limit of validity prescribed by applicable law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If


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



any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement or any other Loan Document in whole or in part, then such clause or provision only shall be void (as though not contained herein or therein), and the remainder of this Agreement or such other Loan Document shall remain operative and in full force and effect; provided, however, if any such clause or provision pertains to the repayment of any indebtedness hereunder, then the occurrence of any such invalidity shall constitute an immediate Event of Default hereunder.

     9.12. Termination and Survival. All agreements, representations, warranties and covenants of Borrower contained herein or in any documentation required hereunder will survive the execution and delivery of this Agreement and the other Loan Documents and the funding of the Advances hereunder and will continue in full force and effect until terminated in accordance with this Section. Except as otherwise provided in Section 4.16 hereof, Section 9.16 hereof,
Section 9.13 hereof and the other  indemnifications  and waivers  under the Loan
Documents, this Agreement will terminate upon satisfaction of each of the following events: (i) payment to Lender in full (unconditionally and indefeasibly) of the entire indebtedness and monetary obligations due hereunder and under the other Loan Documents, and (ii) the termination of the Facilities hereunder, and (iii) return and cancellation of any effective letters of credit issued by Lender for the account of Borrower.

     9.13. Reinstatement. To the maximum extent not prohibited by applicable law, this Agreement and the other Loan Documents (and the indebtedness hereunder and Collateral therefor) will be reinstated and the indebtedness correspondingly increased (as though such payment(s) had not been made) if at any time any amount received by Lender in respect of any Loan Document is rescinded or must otherwise be restored, refunded or returned by Lender to Borrower or any other Person (a) upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any other Person, or (b) upon or as a result of the appointment of any receiver, intervenor, conservator, trustee or similar official for Borrower or any other Person or for any substantial part of the assets of Borrower or any other Person, or (c) for any other reason.

     9.14. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document. Each such counterpart will be deemed to be an original but all counterparts together will constitute one and the same instrument.


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     9.15.  Conflict  Provision.  In the  event  of an  irreconcilable  conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document (other than a Note or any warrant issued to Lender), the terms and conditions of this Agreement shall govern.

     9.16. Waiver of Suretyship Defenses. Borrower hereby waives any and all defenses and rights of discharge based upon suretyship or impairment of collateral (including, without limitation, lack of attachment or perfection with respect thereto) that it may now have or may hereafter acquire with respect to Lender or any of its obligations hereunder, under any Loan Document or under any other agreement that it may have or may hereafter enter into with Lender.

     9.17.  Waiver of  Liability.  Borrower  (a)  agrees  that  Lender  (and its directors, officers, employees and agents) shall have no liability to Borrower (whether sounding in tort, contract or otherwise) for losses or costs suffered or incurred by Borrower in connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith, except for foreseeable actual losses resulting directly and exclusively from Lender's own gross negligence, willful misconduct or fraud and (b) waives, releases and agrees not to sue upon any claim against Lender (or its directors, officers, employees or agents) whether sounding in tort, contract or otherwise, except for claims for foreseeable actual losses resulting directly and exclusive from Lender's own gross negligence, willful misconduct or fraud. Notwithstanding the foregoing, under no circumstances will Lender (or its directors, officers, employees or agents) be liable to Borrower for any loss, cost or damage suffered or incurred as a result of any action or inaction by Lender (or its directors, officers, employees or agents) during the existence of a Default or an Event of Default, except for foreseeable actual losses resulting directly and exclusively from Lender's own fraud or criminal activity. Moreover, whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, Lender (and its directors, owners, employees and agents) shall have no liability with respect to (and Borrower hereby waives, releases and agrees not to sue upon any claim for) any special, indirect, consequential, punitive or non-foreseeable damages suffered by
Borrower in connection with or in any way related to the transactions contemplated or the relationship established by any Loan Document, or any act, omission or event occurring in connection herewith or therewith.

     9.18.  Forum  Selection:   Consent  to  Jurisdiction.   Any  litigation  in
connection  with or in any way  related to any Loan


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Document,  or any course of  conduct,  course of  dealing,  statements  (whether verbal or written), actions or inactions of Lender or Borrower will be brought and maintained exclusively in the courts of the Commonwealth of Virginia or in the United States District Court for the Eastern District of Virginia; provided, however, that any suit seeking enforcement against Borrower, any Collateral or any other property may also be brought (at Lender's option) in the courts of any other jurisdiction where such Collateral or other property may be found or where Lender may otherwise obtain personal jurisdiction over Borrower. Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the Commonwealth of Virginia and of the United States District Court for the Eastern District of Virginia for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final and non-applicable judgment
rendered   thereby  in  connection  with  such   litigation.   Borrower  further
irrevocably consents to the service of process by registered or certified mail, postage prepaid, or by personal service within or outside the Commonwealth of Virginia. Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, then Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

     9.19. Waiver of Jury Trial. Lender and Borrower each hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by Jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in connection with or in any way related to any of the Loan Documents, or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of Lender or Borrower. Borrower acknowledges and agrees (a) that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party), and (b) that it has been advised by legal counsel in connection herewith, and (c) that this provision is a material inducement for Lender entering into the Loan Documents and funding Advances thereunder.

                     [BALANCE OF PAGE INTENTIONALLY BLANK]


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IN WITNESS WHEREOF,  the undersigned,  by there duly authorized  officers,  have executed this Credit Facility Agreement, as an instrument under seal (whether or not any such seals are physically attached hereto), as of the day and year first above written.

ATTEST:                                      STARTEC, INC.

By:                                          By:
     -----------------------------              -------------------------------
     Pravhav Maniya                             Ram Mukunda
     Chief Financial Officer                    President


[CORPORATE SEAL]


WITNESS:                                     SIGNET BANK



By:                                          By:
     -----------------------------              -------------------------------
                                                Vincent P. Griffin,
                                                Vice President


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